                                                                  EXHIBIT 99(16)

                                                                EOB MAR - 9 2001

                      IN THE UNITED STATES BANKRUPTCY COURT

                      FOR THE NORTHERN DISTRICT OF ILLINOIS

                                EASTERN DIVISION

INRE

                                 )  In Proceedings for a Reorganization

UNR INDUSTRIES, INC., UNARCO     )  Under Chapter 11 of the Bankruptcy Code
INDUSTRIES, INC., UNR, INC.,     )
UNR-ROHN, INC. (Alabama),        )  Nos. 82 B 9841-9845,                         FILED
UNR-ROHN, INC. (Indiana),        )       82 B 9847                   UNITED STATES BANKRUPTCY COURT
JOBAL TUBE CO., INC., UNR        )       82 B 9849 and                NORTHERN DISTRICT OF ILLINOIS
PRODUCTS, INC., AND              )       82 B 9851
FOLDING CARRIER CORP.,           )
                                 )                                             MAR 09 2001
                                 )
                                                                           WAYNE E. NELSON, CLERK
                                                                               PS REP. - AR

     Debtors.    )  Judge Erwin I. Katz
                 )
                 )  Hearing Date: March 14, 2001
                 )  Hearing Time: 10:00 a.m.

                          MOTION OF THE TRUSTEES OF THE
                        UNR ASBESTOS-DISEASE CLAIMS TRUST
                 TO APPROVE THE SALE OF A PORTION OF THE TRUST'S
                        HOLDINGS OF ROHN INDUSTRIES, INC.

      Now comes John R. Laeri, Jr., Michael E. Levine and David Shrager (the "Trustees"), Trustees of the UNR Asbestos-Disease Claims Trust (the "Trust"), and request this Court's approval of a proposed sale of certain shares of common stock of ROHN Industries, Inc. ("ROHN") owned by the Trust. In support of this motion, the Trustees state:

      1. Pursuant to the Consolidated Plan of Reorganization of UNR Industries, Inc. dated as of March 14, 1989 (the "Plan"), the Trust is the owner of 29,348,051 shares of ROHN common stock. The shares held by the Trust constitute 55.6% of the issued and outstanding ROHN common stock.

      2. The Trust contemplates that the Trust estate will be diversified, with an exception being made for the Trust's ownership of ROHN securities. From time to time during the course of their administration of the Trust estate, as regularly reported to the Court, the Trustees have considered ways to diversify the Trust estate.

      3. Subject to the prudent investment standard and to certain limitations detailed in the Trust Agreement, the Trustees are authorized to sell Trust assets. Under the terms of the Plan, the Trustees must obtain Court approval after notice and hearing of any proposed sale of ROHN stock.

                     This is to certify that the written and attached document is a full, true and correct copy of the original thereof as the same appears on file in the office of the Clerk of the United States Bankruptcy Court for the Northern District of Illinois.

                         WAYNE E. NELSON
                          CLERK OF COURT

                     By M. A. Johnson
                       -----------------------------------
                               Deputy Clerk

                     Dated    11 APR 2001
                          --------------------------------

      4. On March 8, 2001, ROHN publicly announced that it would offer to repurchase up to 5,430,729 shares of its common stock on the open market in a "Modified Dutch Auction" (the "Tender Offer") at a price not greater than $4.50 nor less than $3.75 per share in cash. The terms of the Tender Offer are attached hereto as Exhibit A.

      5. In conjunction with the Tender Offer, ROHN and the Trust have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") attached hereto as Exhibit B. Under the Stock Purchase Agreement, ROHN has offered to purchase and the Trust has agreed to sell up to 6,791,493 of ROHN's common stock owned by the Trust at the same price as paid to ROHN stockholders tendering shares pursuant to the Tender Offer. The number of shares actually sold by the Trust (the "Trust's Shares") will be determined following the expiration of the Tender Offer and will be the same proportion of the Trust's shares as the proportion of all other stockholders' shares that ROHN purchases in the Tender Offer.

      6. To comply with applicable securities laws, the transaction contemplated by the Stock Purchase Agreement is scheduled to close on the 11th business day after the termination of the Tender Offer or, if later, on the day following the full satisfaction or waiver of all of the closing conditions set forth in the Stock Purchase Agreement (other than those to be satisfied by deliveries at the closing). The Stock Purchase Agreement will terminate if the Tender Offer expires or terminates without ROHN accepting and purchasing any shares. In addition, if the closing of the stock purchase from the Trust has not occurred on or before the expiration of sixty days after ROHN's acceptance of and payment for shares under the Tender Offer by reason of the failure of any condition under the Stock Purchase Agreement to be satisfied, the Stock Purchase Agreement may be terminated by written notice of either party. The Trust may also terminate the Stock Purchase Agreement if the Tender Offer is not commenced within five business days after the date of the Stock Purchase Agreement.

      7. Consistent with the requirements of the Plan, it is a condition of the Stock Purchase Agreement that the Trustees obtain Court approval of the consummation of the transaction.

      8. The Trustees have reviewed the proposed Tender Offer and Stock Repurchase Agreement with their financial and legal advisors. The proposed transactions are in the best interest of the Trust estate in that they diversify the Trust's investments without jeopardizing the value of the remaining shares of ROHN common stock held by the Trust.

      9. Fair and sufficient notice of this motion has been provided to all persons required to be notified pursuant to the Bankruptcy Code and Bankruptcy Rules.

      WHEREFORE, for the reasons set forth herein, the Trustees respectfully request this Court's authority to consummate the transaction contemplated by the Stock Purchase Agreement.

                                        Respectfully submitted,

                                        UNR ASBESTOS-DISEASE CLAIMS TRUST

                                        By:    Richard G. Smolev
                                           -------------------------------------
                                               One of its attorneys

Richard G. Smolev, Esq.
Kaye Scholer LLP
200 South Wacker Drive, Suite 3100
Chicago, Illinois 60606
(312) 674-4905

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

IN RE                          )
                               )   In Proceedings for a Reorganization
UNR INDUSTRIES, INC., UNARCO   )   Under Chapter 11 of the Bankruptcy Code
INDUSTRIES, INC., UNR, INC.,   )
UNR-ROHN, INC. (Alabama),    )   Nos.      82 B 9841-9845,
UNR-ROHN, INC. (Indiana),      )             82 B 9847
JOBAL TUBE CO., INC., UNR      )             82 B 9849 and
PRODUCTS, INC., AND            )             82 B 9851
FOLDING CARRIER CORP.,         )
                               )
           Debtors.            )   Judge Erwin I. Katz

                                      ORDER

      THIS CAUSE coming on to be heard on the motion of the Trustees, John R. Lari, Jr., Michael E. Levine and David Shrager of the UNR Asbestos-Disease Claims Trust for approval of a proposed sale of certain shares of common stock of ROHN Industries, Inc. and due and proper notice having been provided is required under the Bankruptcy Code and Bankruptcy Rules, the Court having been fully advised in the premises.

      IT HEREBY IS ORDERED:

      1.    The Motion is granted.

      2. The Trust be and hereby is authorized to enter into and to consummate the transaction detailed in Exhibit "B" to the Motion.

                                        ENTER:


                                        ----------------------------------------
                                        United States Bankruptcy Judge

                              ROHN INDUSTRIES, INC.

                           Offer to Purchase for Cash

                        5,430,729 Shares of Common Stock

                                       of

                              ROHN Industries, Inc.

--------------------------------------------------------------------------------

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 6, 2001, UNLESS OUR OFFER IS EXTENDED. WE MAY EXTEND OUR OFFER PERIOD AT ANY TIME.

--------------------------------------------------------------------------------

ROHN Industries, Inc. is:

      o offering to purchase up to 5,430,729 shares of common stock in a tender offer, and

      o offering to purchase these shares at a price not greater than $4.50 nor less than $3.75 per share in cash, without interest.

If you want to tender your shares into our offer, you should:

      o specify the price between $3.75 and $4.50 at which you are willing to tender your shares,

      o     specify the number of shares you want to tender, and

      o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

When our offer expires:

      o we will select the lowest purchase price specified by tendering stockholders that will allow us to purchase 5,430,729 shares or such lesser number of shares as tendered,

      o if the number of shares tendered at or below the selected price is not more than 5,430,729, we will purchase all these shares at that price, and

      o if the number of shares tendered at or below the selected price is more than 5,430,729, we will purchase shares at the selected price

            o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and

            o then, on a pro rata basis, from all other stockholders who tendered shares at or below the selected price.

Shares of our common stock:

      o are listed and traded on the Nasdaq National Market System under the symbol "ROHN," and

      o had a closing price of $3.78 per share on March 7, 2001, the last full trading day before we announced our offer. You are urged to obtain current market quotations for the shares.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed in Section 7.

Our board of directors has approved this offer. However, none of we, our board of directors, the information agent and the dealer manager is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

This document contains important information about our offer. We urge you to read it in its entirety.

                      The dealer manager for our offer is:

                   Peter J. Solomon Securities Company Limited

March 8, 2001

                               -----------------
                                    EXHIBIT
                                       A

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

      o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

      o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to EquiServe Trust Company, N.A., the depositary for our offer, or

      o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but

      o your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or

      o you cannot comply with the procedure for book-entry transfer by the expiration of our offer, or

      o your other required documents cannot be delivered to the depositary by the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

      To tender your shares you must follow the procedures described in this document, the letter of transmittal and the other documents related to our offer, including choosing a price at which you wish to tender your shares.

      If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares tendered at price determined pursuant to our offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $3.75 per share.

      If you have questions or need assistance, you should contact D.F. King & Co., Inc., which is the information agent for our offer, or Peter J. Solomon Securities Company Limited, which is the dealer manager for our offer, at its address or telephone numbers on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender shares in our offer. We have not authorized any person to give any information or to make any representation on behalf of us in connection with our offer other than those contained in this document or in the related letter of transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us, the dealer manager or the information agent.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY ...................................................................  1

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS ..............................  7

ROHN'S TENDER OFFER .......................................................  9

  1.    Number of Shares; Proration .......................................  9

  2.    Background and Purpose of Our Offer; Certain Effects of Our Offer . 12

  3.    Procedure for Tendering Shares .................................... 15

  4.    Withdrawal Rights ................................................. 20

  5.    Purchase of Shares and Payment of Purchase Price .................. 21

  6.    Conditional Tender of Shares ...................................... 22

  7.    Conditions of Our Offer ........................................... 23

  8.    Price Range of Shares; Dividends .................................. 25

  9.    Interests of Directors and Executive Officers; Transactions and
          Arrangements Concerning the Shares .............................. 26

 10.    Source and Amount of Funds ........................................ 29

 11.    Information About Us .............................................. 31

 12.    Effects of Our Offer on the Market for Shares; Registration Under
          the Securities Exchange Act of 1934 ............................. 37

 13.    Legal Matters; Regulatory Approvals ............................... 37

 14.    Certain United States Federal Income Tax Consequences ............. 37

 15.    Extension of Our Offer; Termination; Amendment .................... 40

 16.    Fees and Expenses ................................................. 41

 17.    Miscellaneous ..................................................... 42

                 (This page has been left blank intentionally.)

--------------------------------------------------------------------------------

                                     SUMMARY

      We are providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

      o ROHN Industries, Inc., a Delaware corporation. We are offering to purchase up to 5,430,729 shares of our outstanding common stock. See
            Section 1.

What is the purchase price?

      o     The price range for our offer is $3.75 to $4.50 per share.

      o We are conducting our offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares.

      o We will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest price that will allow us to buy 5,430,729 shares. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

      o If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares tendered at price determined pursuant to our offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $3.75 per share. See Section 1.

How and when will I be paid?

      o If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 14.

How many shares will ROHN purchase in all?

      o We will purchase up to 5,430,729 shares in our offer. We also reserve the right to purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements. See
            Section 1. Our offer is not conditioned on any minimum number of shares being tendered.

      o In addition, as discussed below, shortly after our purchase of shares in our offer, we expect to purchase up to 6,791,493 shares from the UNR Asbestos-Disease Claims Trust, which will not be participating in our offer.

      o As a result, in total, we will purchase up to 12,222,222 shares, or approximately 23.1% of our outstanding common stock, in our offer and from the Trust, assuming our offer is fully subscribed and we do not exercise our option to purchase an additional 2% of our shares. See Section 1.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Has ROHN entered into any agreements with any person in connection with the offer?

      o Yes. Shortly prior to the commencement of our offer, we entered into a stock purchase agreement with UNR Asbestos-Disease Claims Trust, which currently owns 29,348,051 of our shares, representing 55.6% of our outstanding shares. Under this agreement, the Trust has agreed that it will not tender any of its shares into our offer. In lieu of the Trust's participation in our offer, the Trust has agreed to sell to us, and we have agreed to purchase from the Trust shortly after our offer expires, at the same price in cash paid in our offer, the same proportion of the Trust's shares as the proportion of all other stockholders' shares that is purchased in our offer. For example, if we purchase 5,430,729 shares in our offer, which represents 23.1% of the shares owned by all stockholders other than the Trust, then we will buy 6,791,493 shares, representing 23.1% of the Trust's shares, directly from the Trust. We expect to complete our purchase from the Trust 11 business days after our offer expires. See Section 9.

If I tender my shares, how many of my shares will ROHN purchase?

      o All the shares that you tender in our offer may not be purchased even if they are tendered at or below the purchase price we select. If more than 5,430,729 shares are tendered at or below the selected purchase price, we will purchase shares based on the following order of priority:

            o First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at prices equal to or below the selected price.

            o Second, we will purchase shares from all other stockholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis. As a result, we will purchase the same percentage of shares from each tendering stockholder in this second category, subject to the conditional tender provisions contained in Section 6. We will announce this proration percentage, if it is necessary, after our offer expires.

      o As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See
            Section 1.

What is the purpose of the offer?

      o We believe our offer may provide certain benefits to us and our stockholders, including:

            o our offer will provide a capital structure that makes possible improved returns on equity for continuing stockholders if future earnings are at the levels anticipated,

            o our offer provides stockholders with the opportunity to sell shares at prices greater than those prevailing prior to the announcement of our offer, and

            o our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $4.50 per share and not less than $3.75 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales.

      o For a further discussion of the potential benefits and the potential risks and disadvantages of the offer, see Section 2.

What are the significant conditions to the offer?

      o We are not obligated to purchase any shares unless we receive borrowings under our bank credit facility in an amount which, together with available cash, will be sufficient to finance our offer (sec Section 10 for a complete description of the maximum aggregate cost of our offer).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      o We are not obligated to purchase any shares unless the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, has issued an order upon application of the trustees who are a party to the UNR Asbestos-Disease Claims Trust Agreement dated February 23, 1990, as amended through June 30, 2000, approving the sale of shares to us by the UNR Asbestos-Disease Claims Trust, which order shall have become a final order.

      o Our offer is not conditioned on the stockholders tendering any minimum number of shares.

      o Our offer is subject to a number of other conditions that are described in greater detail in Section 7.

How long do I have to decide whether to tender my shares in the offer? Can ROHN extend the offer past the initial expiration date?

      o You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, April 6, 2001. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

      o Yes, we can extend our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date.

      o     See Sections 1 and 15.

Can ROHN amend the terms of the offer?

      o We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

How do I find out if ROHN amends the terms of the offer or extends the expiration date?

      o We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of a termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 15.

How do I tender my shares?

      o To tender your shares, you must complete one of the actions described under "Important Procedures" on the inside front cover of this document before our offer expires.

      o If you are an odd lot owner who is tendering all of your shares, you must also complete the section entitled "Odd Lots" in the letter of transmittal in order to qualify for the preferential treatment available to odd lot owners.

      o You may also contact the information agent, the dealer manager or your broker for assistance. The contact information for the information agent and the dealer manager is on the back page of this document.

      o     For a more detailed explanation of the tendering procedures, see
            Section 3.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

      o Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How do I get paid for my tendered shares?

      o We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary as soon as practicable after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See Section 5.

Until when can I withdraw my previously tendered shares?

      o You can withdraw your previously tendered shares at any time prior to the expiration of our offer.

      o In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Monday, May 7, 2001. See Section 4.

How do I withdraw previously tendered shares?

      o To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 4.

What are the United States federal tax consequences if I tender my shares to ROHN?

      o Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as:

            o     a sale or exchange eligible for capital gains treatment, or

            o     a dividend subject to ordinary income tax rates.

      o     See Section 14.

What is the market value of my shares as of a recent date?

      o On March 7, 2001, the last full trading day before we announced our offer, the closing price per share of the common stock on the Nasdaq National Market was $3.78.

      o We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to ROHN?

      o If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See Section 5.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      o If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What does the board of directors of ROHN think of the offer?

      o Our board of directors has approved our offer. However, none of we, our board of directors, the information agent and the dealer manager is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See Sections 2 and 9.

How will ROHN obtain the funds to make payment?

      o We will need a maximum of $24.4 million to purchase 5,430,729 shares in our offer at $4.50 per share. In these circumstances, we would also need $30.6 million to purchase 6,791,493 shares from the UNR Asbestos-Disease Claims Trust under our agreement with it, resulting in a total cost of purchased shares of $55.0 million. We expect to obtain the necessary funds for these purchases, the refinancing of some existing indebtedness and the related fees and expenses from borrowings under our bank credit facility and available cash. Under our $75 million bank credit facility, up to $55 million is available to us for the purchase of our stock in our offer and from the Trust. See Section 10.

Whom can I talk to if I have questions about the offer?

      o Our information agent or dealer manager can help answer your questions. The information agent is D.F. King & Co., Inc. and the dealer manager is Peter J. Solomon Securities Company Limited. Their contact information appears on the back page of this document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            RECENT FINANCIAL RESULTS

      On February 28, 2001, we announced financial results for the year ended December 31, 2000.

Highlights are summarized below:

                                                       Year Ended December 31,
                                                       -----------------------
                                                         2000           1999
                                                         ----           ----
                                                            (in thousands,
                                                        except per share data)
Statement of Operations Data:
Net sales .......................................      $253,741      $150,469
Costs of products sold ..........................       197,266       117,628
  Gross profit ..................................        56,475        32,841
Operating expenses:
Selling expenses ................................         8,863         7,551
General and administrative expenses .............        16,081        11,712
  Total operating expenses ......................        24,944        19,263
  Operating income ..............................        31,531        13,578
Interest income .................................         1,186           948
Interest expense ................................           748           831
Other expenses ..................................            --         1,600
  Income before taxes ...........................        31,969        12,095
Income tax provision ............................         9,489         4,500
Equity loss of corporate joint venture ..........            --           355
  Net income ....................................        22,480         7,240
  Earnings per share--basic .....................          0.43          0.14
  Earnings per share--diluted ...................          0.42          0.14
  Weighted average shares outstanding--basic ....        52,752        52,575
  Weighted average shares outstanding--diluted ..        53,297        52,921
Balance Sheet Data:
Cash and cash equivalents .......................        19,081        27,634
Working capital .................................        73,843        61,773
Total assets ....................................       160,814       121,848
Total indebtedness ..............................         9,147        10,230
Total liabilities ...............................        57,123        41,432
Total stockholders' equity ......................       103,691        80,416

      For the year ended December 31, 2000, net sales were $253.7 million compared to $150.5 million for the same period in 1999. This represents a $103.2 million increase in sales or a 69% increase from a year ago. Gross margins for the year ended December 31, 2000 were 22.3% compared to 21.8% for the same period in 1999. For the year ended December 31, 2000, selling, general and administrative expenses were $24.9 million compared to $19.3 million for the same period in 1999. However, as a percentage of sales, selling, general and administrative expenses decreased to 9.8% for the full year 2000 compared to 12.8% for the same period in 1999. Earnings for the year ended December 31, 2000 were $22.5 million compared to $7.2 million for the same period in 1999. Basic and diluted earnings per share for the year ended December 31, 2000 were $0.43 and $0.42, respectively, including a one-time non-cash non-operational tax benefit of $0.05 per share, compared to $0.14 per basic and diluted share, for the same period in 1999. For the year ended December 31, 2000, sales of tower structures were $130.5 million, compared to $96.8 million for the same period in 1999; sales of enclosures were $90.9 million, compared to $45.2 million in 1999; and revenues from construction services were $32.3 million, compared to $8.5 million in 1999.

      After giving effect to the repurchase of $55.0 million of our common stock ($24.4 million in our offer and $30.6 million in the Trust share purchase), entering into our new credit agreement, the refinancing of our industrial revenue indebtedness and the related costs and expenses, as of December 31, 2000, our pro forma total indebtedness, assuming the use of $9.2 million of cash on hand, would have been $58.3 million and our pro forma stockholders' equity would have been $41.4 million.

--------------------------------------------------------------------------------

                  INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

      This document contains a number of forward-looking statements regarding our financial condition, results of operations and business and the potential effects of the offer, the Trust share purchase and our new credit facility. These statements may be made directly in this document, including in the sections captioned "Summary," "Background and Purpose of Our Offer; Certain Effects of Our Offer" "Information About Us," "Effects of Our Offer on the Market for Shares; Registration Under the Securities Exchange Act of 1934" and "Certain United States Federal Income Tax Consequences" or may be incorporated in this document by reference to other documents. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this document.

      Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "potential," "outlook" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

      The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances.

      Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

      o We depend on the continued growth in demand for wireless and fiber optic communications services and the continued access of our direct and indirect customers to capital in order to fund expansion. Decreases in the growth rates for consumption of wireless or fiber optic communications services, a slowing of the build out or upgrading of networks to provide those services, or the inability for communications service providers to raise capital could reduce demand for our products and adversely impact our revenues and operating results.

      o Our indebtedness could restrict our operations, make us more vulnerable to adverse economic conditions and make it more difficult for us to implement our business strategy and achieve the objectives of that strategy.

      o Many of our customers may terminate contracts with minimal or no penalty before completion or delay delivery of previously placed orders; this could adversely affect our backlog (or "bookings"), revenues and earnings.

      o Our industry is highly competitive. Competitive pressures have in the past, and could in the future, adversely affect our backlog, revenues and operating margins.

      o Our business plan calls for the expansion of our Casa Grande, Arizona enclosure facility and the start-up of our Peoria, Illinois pole facility. If we are unable to initiate production or achieve expected cost levels on our anticipated schedule, our revenue and operating margins could be adversely affected.

      o We may not be able to implement successfully our growth objectives in foreign markets.

      o Our construction business's success requires that we complete the projects we manage on time and on budget. Our ability to do this can be adversely affected by various factors, many of which may be beyond our control, including the failure of subcontractors to perform their services, the inability of customers to obtain necessary permits and other authorizations on schedule, and inclement weather.

      o The operating and financial restrictions imposed by our credit facility could negatively affect our ability to finance operations and capital needs or to engage in other business activities.

      o Increases in raw material costs could adversely impact our gross profit margins.

      o We are dependent on our senior management. If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis and our business could be adversely affected.

      o Risks associated with the operation of our manufacturing facilities may have a material adverse effect on our business.

      o Future domestic or international legislation or regulatory actions relating to wireless communications services or telecommunications could negatively impact tower sales.

      These and other factors are discussed in our Securities and Exchange Commission filings, including Exhibit 99.1 to our Form 8-K filed with the Securities and Exchange Commission, dated March 8, 2001, which is incorporated by reference in this document.

      All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                               ROHN'S TENDER OFFER

To the Holders of Common Stock of ROHN Industries, Inc.:

Introduction

      We are ROHN Industries, Inc., a Delaware corporation, and invite our stockholders to tender up to 5,430,729 million shares of our common stock, par value $0.01 per share, to us at prices not greater than $4.50 nor less than $3.75 per share in cash, without interest, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, which together constitute our "offer".

      Our board of directors has approved this offer. However, none of we, our board of directors, the information agent and the dealer manager is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See Sections 2 and 9.

1. Number of Shares; Proration.

      On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase 5,430,729 shares of our common stock or such lesser number of shares as are validly tendered before the expiration date and not withdrawn in accordance with Section 4, at a net cash price not greater than $4.50 nor less than $3.75 per share, without interest.

      For purposes of our offer, the term "expiration date" means 5:00 p.m., New York City time, on Friday, April 6, 2001, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" shall refer to the latest time and date at which our offer, as extended, shall expire. See Section 15 for a description of our right to extend delay, terminate or amend our offer.

      We will select the lowest purchase price that will allow us to purchase 5,430,729 shares, or such lesser number as are validly tendered and not withdrawn, in our offer.

      We reserve the right, in our sole discretion, to purchase more than 5,430,729 shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase pursuant to our offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending our offer.

      In accordance with instruction 5 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $4.50 per share nor less than $3.75 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.125. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering stockholder receiving a price per share as low as $3.75.

      As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price between $3.75 and $4.50 net per share in cash, without interest, that will enable us to purchase 5,430,729 shares, or such lesser number of shares as are properly tendered.

      Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 5,430,729 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See
Section 5 for a more detailed description of our purchase of and payment for tendered shares.

      All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

      All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

      On the letter of transmittal you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

      If we:

      o     increase or decrease the price to be paid for shares, or

      o increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

      o     decrease the number of shares being sought, or

      o materially change the soliciting fees to be paid to our dealer manager,

then our offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $3.75 the shares tendered by stockholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in our offer will be treated the same as shares tendered at $3.75. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

      Our offer is not conditioned on any minimum number of shares being tendered. Our offer, however, is subject to other conditions. See Section 7.

      Priority of Purchase. Upon the terms and subject to the conditions of our offer, if 5,430,729 or fewer shares are properly tendered at or below the purchase price and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

      Upon the terms and subject to the conditions of our offer, if more than 5,430,729 shares are properly tendered at or below the purchase price and not properly withdrawn, we will purchase shares properly tendered and not properly withdrawn in the following order of priority:

      o First, all shares properly tendered by any odd lot owner (as defined in this Section 1) who:

            o tenders all shares owned (beneficially or of record) by the odd lot owner at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

            o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

      o Second, after the purchase of all the shares properly tendered by odd lot owners and subject to the conditional tender procedures described in Section 6, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 5,430,729 properly tendered shares at prices equal to or below the purchase price.

      As we noted above, we may elect to purchase more than 5,430,729 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

      Odd Lots. For purposes of our offer, the term "odd lots" means all shares properly tendered before the expiration date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot owner," who owns, beneficially or of record, a total of fewer than 100 shares and certifies to that fact in the "Odd Lots" box in the letter of transmittal and, if applicable, on the notice of guaranteed delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot owner must tender all shares owned, beneficially or of record, by the odd lot owner in accordance with the procedures described in Section 3.

      This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

      Any odd lot owner wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

      We also reserve the right, but will not be obligated, to purchase all shares duly tendered by any stockholder who tendered all shares beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in our offer by the number of shares we purchase through the exercise of this right, subject to applicable law.

      Proration. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares, other than odd lot owners, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder at or below the purchase price selected by us to the total number of shares tendered by all stockholders, other than odd lot owners, at or below the purchase price selected by us. This ratio will be applied to stockholders tendering shares (other than odd lot owners) to determine the number of shares that will be purchased from each tendering stockholder in our offer.

      Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

      As described in Section 14, the number of shares that we will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder and therefore may be relevant to a stockholder's decision whether to tender shares. The letter of transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which such shareholder wishes the shares it tenders to be purchased in the event of proration. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

      We will mail this document and the related letter of transmittal to record holders of shares as of March 8, 2001 and will furnish them to brokers; banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. Background and Purpose of Our Offer; Certain Effects of Our Offer.

      Background and Purpose. During the course of the year 2000, we reviewed our capital structure and Investment requirements. As a result of this review, we determined that we should make certain significant capital investments, including those in our Casa Grande Arizona enclosures facility and our Peoria, Illinois pole facility. In our review, we also determined that incorporating net indebtedness into our capital structure and purchasing a portion of our outstanding common stock would be consistent with our corporate objectives of increasing stockholder value and return on equity, as well as returning underutilized capital to our stockholders, while constituting a prudent use of our resources. We also determined that it would be beneficial to our stockholders if we completed the purchase of our common stock through our offer and the Trust share purchase.

      When our board of directors determined that it would pursue the offer, it considered the possibility that it may be advantageous to us and our minority stockholders to purchase shares from the UNR Asbestos-Disease Claims Trust in a separate arrangement from the offer. Additionally, our board desired to ensure that the offer was structured in a way that was fair to our minority stockholders. As a result, our board established a Special Committee that was given sole authority to negotiate and approve, on behalf of us, any arrangements with the Trust concerning the purchase of its shares. The Special Committee was also delegated the role of working with our financial and legal advisors to evaluate and propose a structure for the offer, as well as the pricing of the offer. The members of the Special Committee are Alan Schwartz (chair), Stephen
E. Gorman and Jordan Roderick, none of whom has any relationship with the Trust or with management.

      On January 15, 2001 and January 19, 2001, the Special Committee met with our counsel and our financial advisor and dealer manager to evaluate different structures for accomplishing our purchase of shares from our stockholders. The committee and our advisors discussed several alternatives and their relative advantages and disadvantages for ROHN and its minority stockholders.

      In its evaluation of alternative structures for the offer, the Special Committee was informed that the Trust desired to participate in our repurchase of shares, and that it desired to participate on a pro rata basis (based on its relative ownership) with all other stockholders as a group.

      The Special Committee, in connection with its evaluation of structures for the proposed offer, including the modified Dutch auction approach ultimately chosen, considered several approaches for accomplishing the contemplated share purchase. In addition to considering purchasing all shares, including shares from the Trust, through our offer, the Special Committee also evaluated a structure in which the Trust's shares were purchased in a contractual arrangement outside of our offer, but at the same price paid in our offer. The Special Committee considered that various benefits to the Company and its minority stockholders could be realized from entering into an arrangement with the Trust that would provide that the Trust would participate on a pro rata basis in our total purchase of shares.

      These benefits included:

      o obtaining a contractual commitment from the Trust to participate in the share purchase, increasing the likelihood of obtaining the desired number of shares and eliminating uncertainty as to the level of the Trust's participation in the purchase;

      o purchasing the Trust's shares privately outside of the offer, in the event a modified Dutch auction structure was chosen, would allow the minority stockholders to set the selected price in the auction; and

      o eliminating the possibility that the Trust participates in the share repurchase to an extent greater than its pro rata ownership:

            o makes it more likely, in the event of an oversubscribed offer and pro ration, that minority holders will experience a "meaningful reduction" in their stock interest in us, allowing these holders to qualify for capital gains treatment; and

            o prevents any negative "signaling" effect that may arise from a large stockholder reducing its relative ownership in our stock, particularly since that is not the stockholder's desire.

      As a result the Special Committee concluded that it would be prepared to enter into an agreement with the Trust in which the Trust would agree that it would not tender any of its shares in our offer. In lieu of the Trust's participation in our offer, the Trust would agree to sell, and we would agree to purchase from the Trust, at the same price in cash paid in our offer, the same proportion of the Trust's shares as the proportion of all other stockholders' shares that is purchased in the offer. The Special Committee directed our counsel to prepare a draft agreement between the Trust and us. After review by the Special Committee, the agreement was provided to the Trust and its counsel on January 19, 2001.

      Thereafter, our counsel under supervision of the Special Committee entered into discussions with the Trust's counsel. During this time, our counsel communicated with, and took direction from, Mr. Schwartz, the chair of the Special Committee. On January 26, 2001, at a meeting of the Special Committee with our counsel and financial advisors, our counsel reported to the Special Committee the Trust's comments on the terms of the draft stock purchase agreement. Also at the January 26, 2001 meeting, Peter J. Solomon Securities Company Limited, our financial advisor, gave a presentation to the Special Committee addressing levels of indebtedness contemplated to arise from our offer, and the proposed structure and potential pricing of our offer. At this meeting the Special Committee determined that, subject to final negotiation of the terms of the credit agreement, it would recommend to our board a total share purchase of $55.0 million, which would be structured as a modified Dutch auction with a separate purchase of shares from the Trust subject to agreement on a definitive stock purchase agreement. While the Special Committee did discuss a range of pricing for the offer, relative to the market price at the time of commencement, it deferred setting the range until a time closer to the announcement of our offer.

      Between February 5, 2001 and March 2, 2001 the Trust and the Special Committee negotiated the terms of the stock purchase agreement. On March 5, 2001, the Special Committee unanimously approved the terms of the stock purchase agreement. This agreement, as executed, is summarized in Section 9 and has been filed with the Securities and Exchange Commission as an exhibit to our Issuer Tender Offer Statement on Schedule TO. On March 5, 2001, the Special Committee recommended to our board, and our board adopted, the price range for our offer effective upon entering into definitive financing arrangements.

      Potential Benefits. We are making our offer because we believe:

      o our offer will provide a capital structure that makes possible improved returns on equity for continuing stockholders if future earnings are at the levels anticipated,

      o our offer provides stockholders with the opportunity to sell shares at prices greater than those prevailing prior to the announcement of our offer,

      o our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $4.50 per share and not less than $3.75 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transactions costs associated with open market sales,

      o our offer provides participating stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, and

      o our offer, to the extent it results in a reduction in the number of stockholders, should reduce the costs to us of stockholder services, including mailing and printing costs.

      Potential Risks and Disadvantages. Our offer also presents some potential risks and disadvantages to us and our continuing stockholders.

      o We will incur significant additional indebtedness in order to pay for the shares purchased in our offer and the Trust share purchase. As of December 31, 2000, after giving effect to the purchase of $55.0 million of our common stock with borrowings under our credit facility and cash on hand, our total indebtedness would have been $58.3 million and our available borrowing capacity under our credit facility would have been $17.0 million. Although the board of directors carefully evaluated this matter in determining that our offer and the Trust share purchase are prudent, we cannot determine whether stock market or other third party perceptions of us or our shares will be adversely affected by our additional indebtedness.

      o Our higher amount of indebtedness will cause our stockholders to bear a higher risk in the event of future losses or earnings reductions. See Sections 10 and 11.

      o Our offer will reduce our "public float," that is the number of shares owned by outside stockholders and available for trading in the securities markets. This and our higher amount of indebtedness may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12.

      Our board of directors has approved our offer. However, none of we, our board of directors, the information agent and the dealer manager is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer.

      We may in the future purchase additional shares, options or warrants in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of our offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 generally prohibits us and our affiliates from purchasing any shares, other than through our offer, until at least ten business days after the expiration or termination of our offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of our offer, our business and financial position and general economic and market conditions.

      Shares acquired pursuant to our offer and the Trust share purchase will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further stockholder action except as required by applicable law or the rules of Nasdaq National Market or any other securities exchange on which the shares are then listed, for purposes, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plan or compensation programs for directors. We have no current plans for issuance of the shares purchased in our offer or the Trust share purchase.

3. Procedure for Tendering Shares.

      Proper Tender of Shares. For shares to be properly tendered, either (1) or
(2) below must happen:

      (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

            o one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below, and

            o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message of the type we describe below or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" we describe below, and

            o     any other documents required by the letter of transmittal.

      (2) You must comply with the guaranteed delivery procedure set forth below.

      In accordance with instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price At Which You Are Tendering":

      o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the letter of transmittal next to "Shares tendered at price determined pursuant to our offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $3.75 per share.

      o If you wish to indicate a specific price (in multiples of $O.125) at which your shares are being tendered, you must check one box in the section of the letter of transmittal next to "Shares tendered at a price determined by you." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

      If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price At Which You Are Tendering" section on each letter of transmittal.

      Odd lot owners who tender all shares must complete the section entitled "Odd Lots" on the letter of transmittal in order to qualify for the preferential treatment available to odd lot owners as set forth in Section 1 above.

      If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

      Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule l7Ad-15 under the Securities Exchange Act. No endorsement or signature guarantee is required if:

      o the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

      o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

      See instruction 1 of the letter of transmittal.

      On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

      o your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

      o the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

      Method of Delivery. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

      o certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary's account at the book-entry transfer facility as described below,

      o one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, (b) an agent's message as described below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the automated tender offer program, and

      o     any other documents required by the letter of transmittal.

      The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

      All deliveries in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

      Book-Entry Delivery. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this document. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

      (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

            o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message as described below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the automated tender offer program, and

            o     any other documents required by the letter of transmittal; or

      (2)   The guaranteed delivery procedure described below must be followed.

      Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

      The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

      Participants in the book-entry transfer facility also may tender their shares in accordance with the "automated tender offer program" to the extent it is available to them for the shares they wish to tender. A stockholder tendering through the automated tender offer program must expressly acknowledge that the stockholder has received and agrees to be bound by the letter of transmittal and that we may enforce that agreement against them.

      Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

      o     the tender is made by or through an eligible guarantor institution;

      o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

      o all of the following are received by the depositary within three Nasdaq trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

            o one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,

            o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message of the type we describe above in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the automated tender offer program we describe above, and

            o     any other documents required by the letter of transmittal.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of we, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

      Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

      o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and

      o     the tender of shares complies with Rule 14e-4.

      It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of any period), the person so tendering

      o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

      o will deliver or cause to be delivered the shares in accordance with the terms of our offer.

      Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

      Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

      Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact EquiServe Trust Company, N.A., the transfer agent for our shares, at (888) 756-1854 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact EquiServe Trust Company, N.A. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

      Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments payable pursuant to our offer, each stockholder who is not a foreign stockholder (as defined below) who does not otherwise establish an exemption from backup withholding must notify the depositary of the stockholder's correct taxpayer identification number (or certify that the taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Foreign stockholders should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; provided, however, that if the foreign stockholder is neither an individual nor a corporation, in order to prevent backup federal income tax withholding, the foreign stockholder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners. As more fully described below, in the case of a foreign stockholder, even if such stockholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable.

      The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder unless the depositary and we determine that (a) a reduced rate of withholding is available pursuant to a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a "foreign stockholder" is any stockholder that is not:

      o     a citizen or resident of the United States,

      o a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof,

      o an estate, the income of which is subject to United States federal income taxation regardless of the source of the income, or

      o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

      In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8BEN with respect to the foreign stockholder and, in the case of a foreign stockholder that is neither an individual nor a corporation, the foreign stockholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of the foreign stockholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8ECI. The depositary and we will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

      For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 14.

4. Withdrawal Rights.

      Shares tendered in our offer may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn any time after 12:00 midnight, New York City time, on Monday, May 7, 2001. Except as otherwise provided in this Section 4, tenders of shares pursuant to our offer are irrevocable.

      For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this document) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

      If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

      We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of we, the depositary, the information agent, the dealer manager or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our offer unless the withdrawn shares are properly retendered before the expiration date by following any of the procedures described in Section 3.

      If we extend our offer, or if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

      Upon the terms and subject to the conditions of our offer, we will:

      o determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under our offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and

      o accept for payment and pay for, and thereby purchase, shares validly tendered at or below the purchase price and not properly withdrawn.

      For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under our offer.

      Upon the terms and subject to the conditions of our offer, as soon as practicable after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under our offer. In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of:

      o certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary's account at the book-entry transfer facilities,

      o a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) or an agent's message in the case of a book-entry transfer, and

      o     any other documents required by the letter of transmittal.

      We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date.

      Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in our offer. See Section 7.

      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however

      o payment of the purchase price is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

      o if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See instruction 7 of the letter of transmittal.

      Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the substitute form W-9 included with the letter of transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds paid to that stockholder or other payee pursuant to our offer. See Section 3. Also see Section 3 regarding federal income tax consequences for foreign stockholders.

6. Conditional Tender of Shares.

      Under certain circumstances and subject to the exceptions for odd lot owners described in Section 1, we may prorate the number of shares purchased in our offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure our purchase of shares in our offer from the stockholder in a manner so that it will be treated as a sale of the shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. If you are an odd lot owner and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. We urge each stockholder to consult with his or her own tax advisor.

      If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 5,430,729 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 5,430,729, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 5,430,729 shares. In selecting these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

      All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the stockholder.

7. Conditions of Our Offer.

      In addition to a variety of conditions described below, our offer is conditioned on the following:

      (1) our having received borrowings under our bank credit facility in an amount which, together with available cash, will be sufficient to finance our purchase of shares in our offer (see Section 10 for a description of the maximum aggregate cost of our offer and the Trust share purchase), and

      (2) the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, having issued an order upon application of the trustees who are a party to the UNR Asbestos-Disease Claims Trust Agreement dated February 23, 1990, as amended through June 30, 2000 approving the Trust share purchase, which order shall have become a final order. A final order is an order that is in full force and effect; is not stayed; and is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari.

      Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after March 8, 2001 and prior to the time of payment for any shares (whether any shares have theretofore been accepted for payment, purchased or paid for under our offer) any of the following events occur or are determined by us to have occurred, that, in our sole judgment and regardless of the cause of the event, including any action or omission to act by us, makes it inadvisable to proceed with the Trust share purchase, our offer or with acceptance for payment or payment for the shares in our offer:

      (1) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which

            (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer or the Trust share purchase, the acquisition of shares under our offer or the Trust share purchase, or is otherwise related in any manner to, or otherwise affects, our offer or the Trust share purchase; or

            (b) could, in our sole judgment, materially affect our business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business, taken as a whole, or materially impair our offer's or the Trust share purchase's contemplated benefits to us; or

      (2) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or the Trust share purchase or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our sole judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

      (3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

      (4) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

      (5) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

      (6) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our sole judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

      (7) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our sole judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares;

      (8) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

      (9) any decline in the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on March 8, 2001;

      (10) any change or event occurs, is discovered, or is threatened to our business, condition (financial or otherwise), income, operations, stock ownership or prospects, taken as a whole, which in our sole judgment is or may be material to us;

      (11) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than S% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

      (12) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

      (13) we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the Nasdaq National Market or to be subject to deregistration under the Securities Exchange Act of 1934.

      The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, including any action or inaction by us, or may be waived by us in whole or in part. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time and from time to time. Our determination concerning the events described above and any related judgment or decision by us regarding the inadvisability of proceeding with the purchase of or payment for any shares tendered will be final and binding on all parties.

8. Price Range of Shares; Dividends.

      Our shares are listed and principally traded on the Nasdaq National Market System under the symbol "ROHN." The high and low prices per share on the Nasdaq National Market System as compiled from published financial sources and the quarterly cash dividends paid per share for the periods indicated are listed below:

                                               High           Low      Dividends
                                               ----           ---      ---------

1999
 First Quarter .............................  $3 5/8        $1 7/8        $0
 Second Quarter ............................   2 7/32        1 1/16        0
 Third Quarter .............................   2 1/4         1 7/32        0
 Fourth Quarter ............................   4 5/16        1 29/32       0

2000
 First Quarter .............................   6 7/32        2 11/16       0
 Second Quarter ............................   4 13/16       2 1/2         0
 Third Quarter .............................   5 1/8         3 7/8         0
 Fourth Quarter ............................   5 3/8         3 1/8         0

2001
  First Quarter (through March 7, 2001) ....   4 3/4         3 1/16        0

      On March 7, 2001, the last full trading day on the Nasdaq National Market System prior to our announcement of our offer, the closing per share price on the Nasdaq National Market System was $3.78. We urge stockholders to obtain current quotations of the market price of the shares.

9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 6, 2001 for each of our executive officers and directors and all of our directors and executive officers as a group. The business address of each director and executive officer is 6718 West Plank Road, Peoria, Illinois 61604.

                                             Amount and Nature
                                               of Beneficial
              Beneficial Owner                 Ownership (1)    Percent of Class
              ----------------                 -------------    ----------------

5% Stockholders

UNR Asbestos-Disease Claims Trust (2)
    100 North Lincolnway
    North Aurora, Illinois 60542 .............   29,348,051           55.6%

Directors

Stephen E. Gorman ............................           --          --
John H. Laeri, Jr.(2) ........................   29,373,O51         55.6%
Michael E. Levine(2) .........................   29,410,051         55.7%
Gene Locks ...................................        5,000           *
Jordan Roderick ..............................        4,000           *
Alan Schwartz ................................        6,500           *

Executive Officers

David G. Brinker(3) ..........................       53,542           *
James R. Cote(3) .............................      125,000           *
Paul D. Grove
James F. Hurley ..............................        6,000          --
Lester H. Nelson 111(3) ......................           34           *
R.J. Pearson III .............................        3,000           *
Brian B. Pemberton (also a director)(3)(4) ...      705,000            1.3%
Horace Ward(3)(5) ............................       64,750           *

All executive officer and directors as a
  group (13 persons)(3)(4)(5) ................   30,407,877           56.9%

----------
*     Less than 1%

(1) Unless otherwise noted, the persons listed beneficially own all shares set forth opposite their respective names with sole power to vote and dispose of those shares.

(2) Messrs. Laeri and Levine, together with Mr. David S. Schrager, are trustees of the UNR Asbestos-Disease Claims Trust. The trustees may be deemed to be beneficial owners of the 29,348,051 Trust shares and, as a result, those shares are included in the shares listed next to each of Messrs. Laeri and Levine's names. Each of Messrs. Laeri, Levine and Schrager disclaims beneficial ownership of the shares of common stock owned by the Trust.

(3)   Includes (A) 10,332, (B) 85,000, (C) 34, (D) 500,000 and (E) 8,250 vested options to purchase shares of ROHN common stock owned by Messrs. (A) Brinker, (B) Cote, (C) Nelson, (D) Pemberton and (E) Ward, respectively.

(4) Includes 5,000 shares for which Mr. Pemberton shares voting or investment power.

(5) Includes 16,500 options owned by Mr. Ward that will vest on March 10, 2001 and 40,000 shares of restricted stock.

      As of March 6, 2001, the following directors also held stock units under ROHN's Nonemployee Director Stock Ownership Plan: 22,532 stock units for Mr. Gorman, 29,532 stock units for Mr. Laeri, 40,679 stock units for Mr. Levine, 48,058 stock units for Mr. Locks, 21,174 stock units for Mr. Roderick and 24,408 stock units for Mr. Schwartz.

      As of March 6, 2001, there were 52,815,836 shares outstanding and 3,329,333 shares issuable upon exercise of all outstanding options. As of March 6, 2001, our directors and executive officers as a group (13 persons) beneficially owned 1,059,826 shares, including 620,116 shares issuable to those persons upon exercise of options and warrants exercisable within 60 days of that date (but excluding, in the case of Messrs. Laeri and Levine, shares owned by the UNR Asbestos-Disease Claims Trust). Percentages in the table above are based on 52,815,836 common shares outstanding, as adjusted for options and warrants to purchase common shares held by the person or group indicated that are exercisable over the next 60 days. We have been advised that none of our directors and executive officers intends to tender any shares pursuant to our offer.

      Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries or persons controlling us nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the shares on the date of this document or during the 60 days prior to the date of this document, except as described below.

      Stock Unit Transactions. Nonemployee directors may elect to receive all or a portion of their annual compensation and/or meeting fees in stock units in accordance with ROHN's Nonemployee Director Stock Ownership Plan. In order to receive this compensation in the form of stock units, a director must make this election prior to November 30, which is then effective with respect to the director's annual compensation and fees payable in the following calendar year. Messrs. Laeri and Roderick have elected to receive all of their meeting fees in stock units in accordance with this plan. As a result of this election, each received awards of 226, 242, 240, 289, 290 and 285 stock units, valued at $3.74, $4.43, $4.13, $4.17, $3.46, $3.45 and $3.51 per unit, respectively, in lieu of
$1,000 in cash that he was entitled to receive for participating in board of directors and board committee meetings on January 19, February 2, February 4, February 24, February 27 and March 5, 2001, respectively. Mr. Roderick also received 249, 249 and 239 stock units, valued at $4.01, $4.01 and $4.18 per unit, respectively, in lieu of $1,000 in cash that he was entitled to receive for participating in other board committee meetings on January 15 (two meetings) and January 26, 2001, respectively.

      Stock Purchase Agreement with UNR Asbestos-Disease Claims Trust. This section discusses the material terms of the stock purchase agreement between us and the UNR Asbestos-Disease Claims Trust, dated March 6, 2001, and the purchase of shares by us under this agreement, referred to in this document as the Trust share purchase. This information is not complete and is qualified by reference to the stock purchase agreement and its exhibits, which we filed with the Securities and Exchange Commission with our Issuer Tender Offer Statement on Schedule TO on March 8, 2001.

      Shortly prior to the commencement of our offer, we entered into a stock purchase agreement with the UNR Asbestos-Disease Claims Trust, referred to as the "Trust," which currently owns 29,348,051 of our shares, constituting 55.6% of our outstanding shares. Under this agreement the Trust has agreed that it will not tender any of its shares into our offer. In lieu of the Trust's participation in our offer, the Trust has agreed to sell to us, and we have agreed to purchase from the Trust shortly after our offer expires, at the same price in cash paid in our offer, the same proportion of the Trust's shares as the proportion of all other stockholders' shares that is purchased in our offer. For example, if we purchase 5,430,729 shares in our offer, which represents 23.1% of the shares owned by all stockholders other than the Trust, then we will buy 6,791,493 shares, representing 23.1% of the Trust's shares, directly from the Trust.

      Under the stock purchase agreement, the Trust has agreed to use its best efforts to obtain approval of the Trust share purchase from the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, on an expedited basis. In addition, the Trust has agreed not to sell, pledge, encumber or dispose of its shares, or otherwise take any action that would prevent it from performing its obligations under the stock purchase agreement until the completion of the Trust stock purchase or the termination of the stock purchase agreement. We have agreed with the Trust that we will not purchase more than 5,430,729 shares in our offer, or pay more than $4.50 per share in our offer, without amending our agreement with the Trust.

      The conditions to closing the transactions contemplated by the stock purchase agreement with the Trust include the following:

      o the Trust shall have received Bankruptcy Court approval for the stock purchase agreement and the related transactions;

      o ten business days shall have elapsed since the expiration of our offer and we shall have paid for the shares purchased in our offer;

      o the lenders under our bank credit facility shall have made available sufficient funds to purchase the shares from the Trust;

      o the absence of any pending litigation, orders, proceedings or judgments which challenge or seek to make illegal, to delay or to restrain, prohibit or otherwise affect the making of our offer or the Trust share purchase, the acquisition of shares under our offer or the Trust share purchase, or is otherwise related in any manner to, or otherwise affects, our offer or the Trust share purchase; and

      o the absence of any action, threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or the Trust share purchase or us or any of our subsidiaries, by any government or regulatory or administrative authority or agency or tribunal, which would or is likely to result in any of the consequences referred to in the paragraph above.

      The closing of the transactions contemplated by the stock purchase agreement is expected to take place on the 11th business day after the termination of our offer or, if later, on the day following the full satisfaction or due waiver of all of the closing conditions set forth in the agreement (other than those to be satisfied by deliveries at the closing). The stock purchase agreement will terminate if our offer expires or terminates without our accepting and purchasing any shares. In addition, if the closing of the Trust stock purchase has not occurred on or before the expiration of 60 days after our acceptance of and payment for shares under our offer by reason of the failure of any condition under the stock purchase agreement to be satisfied, the stock purchase agreement may be terminated by written notice of either party.

      Arrangements with Others Concerning Our Securities. Except for outstanding options or warrants to purchase shares granted to, or restricted stock grants to, certain employees (including executive officers) and except as otherwise described in this document, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to our offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

      Other Plans or Proposals. Except as described in this document, we currently have no plans or proposals that relate to or would result in:

      o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries, taken as a whole;

      o any material change in our present dividend rate or policy, indebtedness or capitalization;

      o     any change in our present board of directors or management;

      o     any other material change in our corporate structure or business;

      o a class of our equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

      o a class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934;

      o the suspension of our obligation to file reports under the Securities Exchange Act of 1934;

      o the acquisition by any person of additional securities of ours or the disposition of our securities; or

      o any changes in our charter, bylaws or other governing instruments or other acquisitions that could impede acquisition or control of us.

      Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

10. Source and Amount of Funds.

      Required Funding. Assuming 5,430,729 or more shares are tendered in our offer, we will need a maximum of $24.4 million to purchase 5,430,729 shares in our offer at $4.50 per share. In these circumstances, we would also need $30.6 million to purchase 6,791,493 shares from the UNR Asbestos-Disease Claims Trust under our stock purchase agreement with the Trust, resulting in a total cost of purchased shares of $55,000,000. We expect that our fees and expenses for our offer, the Trust share purchase and the refinancing of existing indebtedness, including premiums payable in connection with the early retirement of existing indebtedness, will be about $5,500,000. We anticipate obtaining the necessary funds for these costs and the refinancing of indebtedness under our credit facility with a group of banks led by National City Bank and LaSalle Bank, N.A. and available cash. The maximum amount available to us under the credit facility to be used for purchasing stock in our offer and the Trust share purchase is $55,000,000. We plan to repay any borrowings under the credit facility out of available cash flows generated from normal operating activities.

      New Credit Facility. The following is a summary of the material terms of our new credit facility entered into as of March 8, 2001. While the banks have committed to make the loans described below, the full availability of our revolving credit facility and the availability and advance of funds under the term loan under the credit facility, which we will require to purchase shares in the offer, are conditioned upon the concurrent completion of our offer and, after giving effect to the purchase of shares in our offer and from the Trust, our having cash and borrowing availability under our revolving credit facility totaling at least $15 million. The following summary is qualified in its entirety by reference to our credit facility, a copy of which will be filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO, filed with the Securities and Exchange Commission.

      Structure. Our credit facility initially provides for a revolving facility of $20 million. Upon the completion of our offer, the credit facility will provide for aggregate borrowings of $75.0 million and consist of (1) a revolving credit facility of $45.0 million and (2) a term loan of $30.0 million.

      Availability. Availability under the credit facility is subject to various conditions precedent typical of syndicated loans and a borrowing base formula, which provides for advance rates of 85% of eligible accounts receivable and 50% of eligible inventory. These advance rates are subject to change by the administrative agent in its reasonable discretion under certain circumstances. Borrowings under the revolving credit facility are available on a fully revolving basis and may be used for general corporate purposes. Borrowings under the term loan may be used for general corporate purposes and it is expected that the term loan will be used to fund the purchase of shares in our offer and the Trust share purchase. As of the date of this document, $20.0 million of the revolving credit facility is available. Upon the closing of our offering, the full $45.0 million of the revolving credit facility will be available, subject to the existence of a sufficient borrowing base to permit revolving loans in this amount. Commitments to lend under the term loan terminate on May 8, 2001 if the initial borrowing under that loan has not then occurred.

      Interest. Borrowings under the credit facility bear interest payable quarterly, at a rate per annum equal, at our option, to either (1) the higher of
(a) the current prime rate as offered by LaSalle Bank, N.A. or (b) 1/2 of 1% per annum above the federal funds rate plus, in either case, an applicable margin or
(2) a eurodollar rate plus an applicable margin. The applicable margin will initially be 2.25% for Eurodollar rate loans and 1.00% for base rate loans and after the six month anniversary of our entry into the credit agreement, will be based on our ratio of total debt to EBITDA and will vary from 1.75% to 2.25% for Eurodollar rate loans and from 0.5O% to 1.00% for base rate loans.

      Maturity and Amortization. Loans under the term loan and the revolving credit facility mature on March 8, 2006. Scheduled repayments of the term loan in quarterly installments of $1,500,000 begin on June 30, 2001 and continue through March 8, 2006, with the remaining unpaid balance due on that date.

      Commitment Reductions and Repayments. Subject to some exceptions, we are required to make mandatory prepayments in connection with receipt of proceeds of various insurance awards, assets sales, or equity sale proceeds and debt issuance proceeds. In addition, we are required to make, annually, mandatory repayments of our term loans in an amount equal to 50% of annual excess cash flow, as defined in our credit agreement. Mandatory prepayments under the term loan will be applied to amortization payments in the inverse order of maturity. Additionally, we may prepay the loans at any time without premium or penalty (except for prepayments of eurodollar loans, as to which breakage costs may be payable).

      Security and Guarantees. Our obligations under the credit facility are:

      o secured by a first priority security interest in substantially all of our assets, including 100% of the capital stock of our currently owned, or later created or acquired, direct arid indirect domestic subsidiaries, but limited to 65% of the capital stock of our currently owned or later created or acquired first tier foreign subsidiaries, and

      o guaranteed by each of our direct and indirect domestic subsidiaries, and each guarantee will be secured by a first priority security interest in substantially all of the guarantor's assets, including 100% of the capital stock of its currently owned, or later created or acquired, direct and indirect domestic subsidiaries, but limited to 65% of the capital stock of its currently owned or later created or acquired first tier foreign subsidiaries.

      Covenants. The credit facility includes customary financial and negative operating covenants.

11. Information About Us.

      General We are a Delaware corporation. Together with our subsidiaries, we are a leading manufacturer and installer of telecommunications infrastructure equipment for the communications industry, including cellular, personal communications systems, enhanced specialized mobile radio, paging, wireless cable, private microwave, fiber optic network, radio and television broadcast, and other telecommunications businesses. Our products and services include towers, equipment enclosures/shelters, design and construction, cabinets, poles and antennae mounts We have manufacturing locations in Peoria, Illinois; Frankfort, Indiana: Bessemer, Alabama, Casa Grande, Arizona; and Mexico City, Mexico.

      Our principal executive offices are located at 6718 West Plank Road, Peoria, Illinois 61604. our telephone number is (309) 697-4400 and our web site is located at http://www.rohnnet.com. Our website and the information on or connected to our website are not part of this document and are not incorporated by reference.

      Fiscal 2001 Earnings Outlook. In our February 12, 2001 press release, we reaffirmed our previous expectation that fiscal year 2001 sales would be about $300.0 million and our net income from operations would be in the range of $0.47 to $0.52 per share, or $25.0 million to $27.7 million for fiscal 2001. As of the date of this document, we continue to believe our sales and net income from operations per share will meet these expectations. Giving effect to the completion of our offer and the Trust share purchase and to our increased indebtedness arising from our offer and the Trust share purchase, assuming in each case our offer is fully subscribed at $450 per share, we anticipate that fiscal year 2001 net income from operations will be in the range of $0.54 per share to $0.60 per share, or $22.2 million to $24.7 million.

      The discussion above contains forward-looking statements that involve risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those contemplated above. Readers are urged to review the discussion of these risks and uncertainties under the caption "INFORMATION ABOUT FORWARD-LOOKING STATEMENTS" on page 7 and in our other filings with the Securities and Exchange Commission. As we have noted in previous announcements and public statements, we have experienced indications that the growth in demand for our products may be slowing. For example, earlier this year, as a result of order cancellations and deferrals, we removed approximately S41 million from our backlog. After taking these reductions into account, our backlog as of December 31, 2000 was approximately $120 million. In light of these cancellations and deferrals, and as a result of adjustments to temporarily increased staffing levels put in place in connection with starting up the new expansion of our Casa Grande facility and servicing some short delivery time contracts, we are implementing staffing reductions that will take effect through the first quarter of 2001 and will decrease our work force by approximately 400 from its level at the end of 2000. The majority of these reductions will be comprised of decreases in contact labor and temporary workers.

      Summary Unaudited Pro Forma Financial Information. The following statements set forth unaudited pro forma financial information about us. We derived the unaudited pro forma financial information for the year ended December 31, 1999 from our audited consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 1999. We derived the pro forma financial information for the nine months ended September 30, 2000 from the unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2000. The pro forma combined balance sheet and pro forma combined statements of operations should be read in conjunction with the audited and unaudited financial information and related notes and other information about us, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our annual report on Form 10-K and quarterly report on Form 10-Q.

      Our pro forma consolidated balance sheet assumes that our offer occurred on September 30, 2000, and our pro forma combined statements of income assume that our offer occurred at the beginning of the periods presented. The pro forma financial information is not necessarily indicative of our financial position or of our results of operations that would have occurred had our offer been completed on the applicable dates or of our future operations.

                             ROHN INDUSTRIES, INC.
                                   PRO FORMA
                          CONSOLIDATED BALANCE SHEETS

                                                                                   September 30, 2000
                                                                     ---------------------------------------------
                                                                                        Pro Forma
                                                                       Actual          Adjustments       Pro Forma
                                                                     ---------         -----------       ---------
                                                                         (in thousands, except per share data)
Current Assets:
 Cash and cash equivalents .....................................     $  18,899         $  (9,209)(a)     $   9,690
 Accounts receivable, net ......................................        52,260                              52,260
 Inventories ...................................................        33,074                              33,074
 Deferred income taxes .........................................         3,659                               3,659
 Prepaid expenses ..............................................           644                                 644
                                                                     ---------         ---------         ---------
   Total current assets ........................................       108,536            (9,209)           99,327
Property, plant and equipment ..................................        59,009                              59,009
Less: accumulated depreciation .................................       (27,038)                            (27,038)
                                                                     ---------         ---------         ---------
   Total property, plant and equipment .........................        31,971                              31,971
Other assets ...................................................           858             1,800 (b)         2,658
Long-term assets of discontinued operations ....................         1,988                               1,988
                                                                     ---------         ---------         ---------
   Total assets ................................................     $ 143,353         $  (7,409)        $ 135,944
                                                                     =========         =========         =========

Current liabilities:
 Current portion of long-term debt .............................     $     937         $    (667)(c)     $   6,270
                                                                                           6,000 (d)
 Accounts payable ..............................................        18,065                              18,065
 Accrued and other liabilities .................................        13,317                              13,317
 Deferred revenue ..............................................           971                                 971
 Liabilities of discontinued operations ........................         1,319                               1,319
                                                                     ---------         ---------         ---------
   Total current liabilities ...................................        34,609             5,333            39,942
 Long-term debt ................................................         8,502            (8,502)(c)        52,000
                                                                                          58,000 (e)
                                                                                          (6,000)(d)
 Nonpension post retirement benefits ...........................         2,800                               2,800
                                                                     ---------         ---------         ---------
   Total liabilities ...........................................        45,911            48,831            94,742
Stockholders' equity:
 Common stock ..................................................           534                                 534
 Capital surplus ...............................................        13,166           (55,000)(f)       (41,834)
 Retained earnings .............................................        87,863            (1,240)(g)        86,623
 Treasury stock ................................................        (3,667)                             (3,667)
 Unearned portion of restricted stock ..........................          (454)                               (454)
                                                                     ---------         ---------         ---------
   Total equity ................................................        97,442           (56,240)           41,402
                                                                     ---------         ---------         ---------
   Total liabilities and stockholders' equity ..................     $ 143,353         $  (7,409)        $ 135,944
                                                                     =========         =========         =========
Book value per common share: ...................................     $    1.85                           $    1.02

----------
(a) Reflects cash borrowed under the credit facility, less cash used to finance the purchase of shares of common stock and to pay for transaction fees and expenses in connection with this purchase, net of the tax benefit related to non-amortizable expenses.
(b)   Reflects capitalized costs associated with the purchase of common stock.
(c)   Reflects refinancing of industrial revenue bonds.
(d) Reflects reclassification of liability under the credit facility from long-term to short-term debt.
(e) Reflects indebtedness incurred to finance the purchase of shares of common stock ($45 million), to pay for transaction fees and expenses in connection with this purchase ($3.8 million) and to refinance the industrial revenue bonds ($9.2 million).
(f) Reflects purchase of shares of common stock and cancellation of these shares.
(g) Reflects income statement adjustments (non-amortizable costs, net of tax benefit related to non-amortizable expenses).

                              ROHN INDUSTRIES, INC.
                                    PRO FORMA
                        CONSOLIDATED STATEMENT OF INCOME

                                                               Year Ended December 31, 1999
                                                      --------------------------------------------
                                                                     Pro Forma
                                                        Actual      Adjustments          Pro Forma
                                                      ---------     -----------          ---------
                                                          (in thousands, except per share data)
Net sales .......................................     $ 141,896                          $141,896
Costs of products sold ..........................       109,055                           109,055
                                                      ---------                          --------
Gross profit ....................................        32,841                            32,841
Operating expenses:
  Selling expenses ..............................         7,551                             7,551
  General and administrative expenses ...........        11,712      $     360 (a)         12,072
                                                      ---------      ---------           --------
Operating income ................................        13,578           (360)            13,218
Interest, net ...................................          (117)         3,900 (b)          3,783
Other expenses ..................................         1,600                             1,600
                                                      ---------      ---------           --------
Income before income taxes ......................        12,095         (4,260)             7,835
Income tax provision ............................         4,500         (1,619)(c)          2,881
Equity loss of corporate joint venture ..........           355                               355
                                                      ---------      ---------           --------
Net income ......................................     $   7,240      $  (2,641)          $  4,599
                                                      =========      =========           ========
Earnings per share--basic and diluted ...........     $    0.14                          $   0.11
Weighted average number of shares outstanding
  Basic .........................................        52,575        (12,222)(d)         40,353
  Diluted .......................................        52,921        (12,222)(d)         40,699
Ratio of earnings to fixed charges ..............           N/A                             3.07x

----------
(a) Reflects amortization of legal and financial fees had our purchase of stock, the refinancing of industrial revenue bonds and the related financing occurred on January 1, 1999.
(b) Reflects additional interest from incremental borrowings incurred as a result of stock purchase and the refinancing.
(c) Reflects adjustment to income tax provision assuming an effective tax rate at December 31, 1999 of 38%.
(d) Reflects purchase of 12,222,222 shares at a purchase price of $4.50 per share.

                              ROHN INDUSTRIES, INC.
                                    PRO FORMA
                        CONSOLIDATED STATEMENT OF INCOME

                                                           Nine Months Ended September 30, 2000
                                                      ---------------------------------------------
                                                                      Pro Forma
                                                        Actual       Adjustments          Pro Forma
                                                      ---------      -----------          ---------
                                                          (in thousands, except per share data)
Net sales .......................................     $ 169,357                           $169,357
Costs of products sold ..........................       129,196                            129,196
                                                      ---------                           --------
 Gross profit ...................................        40,161                             40,161
Operating expenses:
 Selling expenses ...............................         6,423                              6,423
 General and administrative expenses ............        12,103      $     270 (a)          12,373
                                                      ---------      ---------            --------
Operating income ................................        21,635           (270)             21,365
Interest, net ...................................          (361)         2,925 (b)           2,564
                                                      ---------      ---------            --------
Income before income taxes ......................        21,996         (3,195)             18,801
Income tax provision ............................         5,658         (1,214)(c)           4,444
                                                      ---------      ---------            --------
Net income ......................................     $  16,338      $  (1,981)           $ 14,357
                                                      =========      =========            ========
Earnings per share--basic and diluted ...........     $    0.31                           $   0.35
Weighted average number of shares outstanding
 Basic ..........................................        52,727        (12,222)(d)          40,505
 Diluted ........................................        53,275        (12,222)(d)          41,053
Ratio of earnings to fixed charges ..............           N/A                              8.33x

----------
(a) Reflects amortization of legal and financial fees had our purchase of stock, the refinancing of industrial revenue bonds and the related financing occurred on January 1, 2000.
(b) Reflects additional interest from incremental borrowings incurred as a result of stock purchase and the refinancing of industrial revenue bonds.
(c) Reflects adjustment to income tax provision assuming our effective tax rate at September 30, 2000 of 38%.
(d) Reflects purchase of 12,222,222 shares at a purchase price of $4.50 per share.

      Where You Can Find More Information. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. We have also filed an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

      The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W, Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W, Washington D.C. 20549. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning us also can be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W, Washington, D.C. 20549.

      Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

Commission Filings (File No. 001.08009)                 Period or Date Filed
---------------------------------------             ----------------------------
Annual Report on Form 10-K                          Year ended December 31, 1999

Quarterly Reports on Form 10-Q                      Quarter ended September 30,
                                                    2000
                                                    Quarter ended June 30, 2000
                                                    Quarter ended March 31, 2000

Reports on Form 8-K                                 Reports filed on January 10,
                                                    2000, May 18, 2000 (as
                                                    amended on May 25, 2000),
                                                    June 26, 2000 and March 8,
                                                    2001

      We incorporate these documents and any additional documents that we may file with the Securities and Exchange Commission (other than any portion of a current report on Form 8-K that provides information under Item 9 of Form 8-K) between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      The documents incorporated by reference, including particularly our Annual Report on Form 10-K for the year ended December 31, 1999, and our Quarterly Reports on Form 10-Q filed since the 1999 Form 10-K, contain financial statements and other information about our financial condition that is being incorporated by reference into this document.

12. Effects of Our Offer on the Market for Shares; Registration Under the Securities Exchange Act of 1934.

      Our purchase of shares in our offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of stockholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing stockholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Based on the published guidelines of the Nasdaq National Market, we do not believe that our purchase of shares pursuant to our offer will cause our remaining shares to be delisted from the Nasdaq National Market.

      The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Eligibility for treatment as "margin securities" will, however, continue to depend on maintenance of a minimum daily trading volume.

      Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in our offer will not result in the shares becoming eligible for deregistration under the Securities Exchange Act.

13. Legal Matters; Regulatory Approvals.

      Except as described in this document, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to our offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

      Our obligation to accept for payment and pay for shares under our offer is subject to various conditions. See Section 7. As discussed in Section 7, our obligation to complete our offer is subject to the Trust obtaining a bankruptcy court order approving our stock purchase agreement with the Trust and the Trust stock purchase, and such order becoming a final order. The Trust has agreed to use its best efforts to obtain this approval on an expedited basis. There can be no assurance as to whether, or within which period of time, the Trust will obtain this approval.

14. Certain United States Federal Income Tax Consequences.

      The following discussion describes certain United States federal income tax consequences of participating in our offer, is for general information only, and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The consequences to any particular stockholder may differ depending upon that stockholder's own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of
Section 1221 of the

Internal Revenue Code of 1986, as amended (the "Code"), and does not address matters that may be relevant to stockholders in light of their particular circumstances or to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, foreign persons (as determined in accordance with Section 3), directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction, who may be subject to special rules. The discussion also does not address the special tax consequences applicable to the Trust. The discussion does not consider the effect of any applicable state, local or foreign tax laws. In addition, this discussion is based upon tax laws in effect on the date of this document, which are subject to change. Each stockholder is urged to consult his or her tax advisor as to the particular tax consequences to such stockholder of participating or not participating in our offer, including the applications of state, local and foreign tax laws and possible tax law changes.

      Characterization of the Sale. The sale of shares pursuant to our offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a stockholder may vary depending on the stockholder's particular facts and circumstances. Under the stock redemption rules of Section 302 of the Code, a sale by a stockholder to us pursuant to our offer will be treated as a "sale or exchange" of the shares (rather than as a distribution by us with respect to the shares held by the tendering stockholder) if the sale of shares: (a) results in a "complete redemption" of the stockholder's stock in us, (b) is "substantially disproportionate" with respect to the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder (each as described below).

      Treatment as a Sale or Exchange. If any of the three above tests is satisfied with respect to a stockholder, and the sale is therefore treated as a "sale or exchange" of the shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to our offer and the stockholder's tax basis in the shares sold pursuant to our offer. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares have been held for more than one year. Some individuals are subject to taxation at a reduced rate on their net capital gains.

      Treatment as a Dividend. If none of the three above tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution, taxable as a dividend to the extent of the stockholder's share of our available "earnings and profits," taxable at ordinary income rates, in an amount equal to the amount of cash received by the stockholder pursuant to our offer (without reduction for the tax basis of the shares sold pursuant to our offer), no gain or loss will be recognized, and the tendering stockholder's basis in the shares sold pursuant to our offer will be added to the stockholder's basis in his remaining shares. Any cash received in excess of earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis in all of his shares, and, thereafter, as a capital gain to the extent it exceeds the stockholder's basis. We anticipate, but there can be no assurance, that the available earnings and profits will be such that all amounts treated as a distribution will be taxed as a dividend.

      Application of Section 302 Tests. In determining whether any of the tests under Section 302 of the Code is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option (which may include an unvested option) or warrant and shares owned (and, in some cases, constructively owned) by some members of the stockholder's family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder's family or a related entity has an interest. In addition, while not free from doubt, it is possible that an acquisition or disposition of shares (including market purchases and sales) substantially contemporaneous with our offer will be taken into account in determining whether any of the tests described above is satisfied. In this regard, it is expected that the planned purchase of our stock from the Trust pursuant to the stock purchase agreement between the Trust and us (see Section 9 above) will be integrated with our offer. Each stockholder should also be aware that, in the event our offer is over-subscribed, resulting in a proration, less than all the shares tendered by a stockholder (other than an odd lot owner who elects not to have his or her shares prorated, as described in Section 2) will be purchased by us in our offer. Thus, proration may affect whether a sale by a stockholder pursuant to our offer will satisfy any of the Section 302 tests.

      Complete Termination. A sale of shares pursuant to our offer will result in a "complete termination" of a stockholder's interest in us if, pursuant to our offer, either (i) we purchase all of the shares actually and constructively owned by the stockholder pursuant to our offer or (ii) all shares actually owned by the stockholder are sold pursuant to our offer and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Stockholders in this position should consult their tax advisors as to the availability of this waiver.

      Substantially Disproportionate. The sale of shares pursuant to our offer will be "substantially disproportionate" with respect to a stockholder if, immediately after the sale pursuant to our offer (treating as not outstanding all shares purchased pursuant to our offer, including shares purchased from the Trust pursuant to the stock purchase agreement between the Trust and us (see
Section 9 above)), the stockholder's actual and constructive percentage ownership of shares is less than 80% of the stockholder's actual and constructive percentage ownership of shares immediately before the purchase of shares pursuant to our offer (treating as outstanding all shares purchased pursuant to our offer, including shares purchased from the Trust pursuant to the stock purchase agreement between the Trust and us (see Section 9 above)).

      Not Essentially Equivalent to a Dividend. In order for the sale of shares by a stockholder pursuant to our offer to qualify as "not essentially equivalent to a dividend" the stockholder must experience a "meaningful reduction" in his proportionate interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a stockholder pursuant to our offer will result in a "meaningful" reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. The Internal Revenue Service has held in a published ruling that, under the particular facts of that ruling, a "meaningful reduction" occurred where there was a 3.3% reduction in the proportionate interest of a small minority stockholder who owned substantially less than 1% in a public company and who did not exercise any control over corporate affairs.

      We cannot predict whether or to what extent our offer will be oversubscribed. As discussed above, if our offer is over-subscribed, proration of the tenders pursuant to our offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular stockholders' shares will be exchanged pursuant to our offer in order for the stockholder to meet the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test, nor can there be any assurance that a sufficient number of a particular stockholders' (other than an odd lot owner's) shares will be exchanged pursuant to our offer in order for the stockholder to meet the "complete termination" test. Further, because stockholders who are odd lot owners may elect to sell all of their shares without proration (as described in Section 1), the likelihood of proration and the degree of proration with respect to stockholders who are not odd lot owners will increase as the number of odd lot owners who elect this option increases. Additionally, stockholders who tender all of the shares actually owned by them in our offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with our offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Finally, as described in Section 9 above, we plan to purchase the same percentage of the Trust's shares as we purchase from all other stockholders pursuant to our offer. The expected integration of the purchase from the Trust with purchases pursuant to our offer will make it more difficult for stockholders to satisfy any of the Section 302 tests. Each stockholder should take all these factors into consideration in considering the applicability of the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test to their own particular circumstances. Each stockholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

      Special Rules for Corporate Stockholders. Any income that is treated as a dividend pursuant to the rules described above will be eligible for the 70% dividends received deduction generally allowable to corporate stockholders under
Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the holding period requirement of Section 246 of the Code. Also, since not all stockholders will be selling the same proportionate interest in their shares in our offer, any amount treated as a dividend to a corporate stockholder will be treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Under Section 1059, a corporate stockholder must reduce the tax basis in all of the stockholder's shares (but not below zero) by the "nontaxed portion" of any "extraordinary dividend" and, if that portion exceeds the stockholder's tax basis for the shares, must recognize as gain any such excess.

      For a discussion of certain withholding tax consequences to tendering stockholders, see Section 3.

      The federal income tax discussion set forth above is included for general information only. Each stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to our offer.

15. Extension of Our Offer; Termination; Amendment.

      We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

      Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 7 occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time effected by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

      Any public announcement made under our offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another comparable news service.

      If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If

      o     we undertake any of the following actions:

            o increase or decrease the range of prices to be paid for the shares,

            o     increase the number of shares being sought in our offer, or

            o materially change the fees to be paid to our dealer manager, and

      o our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of a period of ten business days.

16. Fees and Expenses.

      We have retained Peter J. Solomon Securities Company Limited to act as our financial advisor and as the dealer manager in connection with our offer. In its role as dealer manager, Peter J. Solomon may contact brokers, dealers and similar entities and may provide information regarding our offer to those that they contact or persons that contact them. In addition, Peter J. Solomon has given us financial advice with respect to our offer and will receive compensation in connection with our offer. Our arrangement with Peter J. Solomon provides for a total fee of $500,000 of which $300,000 is payable if we purchase a material portion of our common stock. We have also agreed to reimburse Peter
J. Solomon for reasonable out-of-pocket expenses incurred in connection with our offer, including reasonable fees and expenses of counsel, and to indemnify Peter
J. Solomon against various liabilities in connection with our offer, including liabilities under the federal securities laws. Peter J. Solomon may continue to provide various investment banking and other services to us in the future, for which it would receive customary compensation from us.

      We have retained D.F. King & Co., Inc. to act as information agent and EquiServe Trust Company, N.A. to act as depositary in connection with our offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to our offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, which will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws.

      We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under our offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding our offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our dealer manager, information agent or depositary for purposes of our offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in instruction 7 of the letter of transmittal.

17. Miscellaneous.

      We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

                                        ROHN Industries, Inc.

                                        March 8, 2001

                         The depositary for our offer is:

                          EquiServe Trust Company, N.A.

        By Hand Delivery:              By Overnight Delivery or Express Mail:        By First Class Mail:
 Securities Transfer & Reporting           EquiServe Trust Company, N.A.         EquiServe Trust Company, N.A.
          Services, Inc.                      Attn: Corporate Actions                  P.O. Box 842010
c/o EquiServe Trust Company, N.A.               40 Campanelli Drive                 Attn: Corporate Actions
   100 William Street, Galleria                 Braintree, MA 02184                  Boston, MA 02284-2010
      New York, NY 10038

                             Facsimile Transmission:

                                 (781) 575-4826

                     Confirm Facsimile Receipt by telephone:

                                 (781) 575-4816

      The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each ROHN stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth above.

      Any questions or requests for assistance may be directed to the information agent or the dealer manager at their telephone numbers or addresses set forth below. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                    The information agent for our offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005

                     Banks and Brokerage Firms Call Collect:
                                 (212) 269-5550

                           All Others Call Toll Free:
                                 (800) 714-3310

                        The dealer manager for our offer
                                      is:

                   Peter J. Solomon Securities Company Limited
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 508-1600

                              ROHN Industries, Inc.
                              Letter of Transmittal
                        to Tender Shares of Common Stock
                                       of

                              ROHN Industries, Inc.
                        pursuant to the offer to purchase
                               Dated March 8, 2001

--------------------------------------------------------------------------------
OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 6, 2001, UNLESS OUR OFFER IS EXTENDED. WE MAY EXTEND OUR OFFER PERIOD AT ANY TIME.
--------------------------------------------------------------------------------

                        The depositary for our offer is:

                          EquiServe Trust Company, N.A.

         By hand delivery:               By overnight delivery or express mail:             By first class mail:
 Securities Transfer & Reporting              EquiServe Trust Company, N.A.             EquiServe Trust Company, N.A.
         Services, Inc.                          Attn: Corporate Actions                      P.O. Box 842010
c/o EquiServe Trust Company, N.A.                 40 Campanelli Drive                      Attn: Corporate Actions
   100 William Street, Galleria                   Braintree, MA 02184                      Boston, MA 02284-2010
        New York, NY 10038

      This letter of transmittal, including the accompanying instructions, should be read carefully before being completed.

      For this letter of transmittal to be validly delivered, it must be received by the depositary at one of the above addresses before our offer expires (in addition to the other requirements detailed in this letter of transmittal and its instructions). Delivery of this letter of transmittal to another address will not constitute a valid delivery. Deliveries to us, the dealer manager, the information agent or the book-entry transfer facility will not be forwarded to the depositary and will not constitute a valid delivery.

                         DESCRIPTION OF SHARES TENDERED

---------------------------------------------------------------------------------------------------------
Name(s) and Address(es) of Registered Holder(s)
  (If blank, please fill in exactly as name(s)
        appear(s) on Certificate(s))                                  Shares Tendered
---------------------------------------------------------------------------------------------------------
                                                     For Certificates Tendered (1)
                                                       (Attach additional signed
                                                          list if necessary.)
                                                 --------------------------------------------------------
                                                 Certificate Number(s)   Total Number
                                                                          of Shares            Number
                                                                         Evidenced by        of Shares
                                                                         Certificate(s)     Tendered (2)
                                                 --------------------------------------------------------

                                                 --------------------------------------------------------

                                                 --------------------------------------------------------

                                                 --------------------------------------------------------

---------------------------------------------------------------------------------------------------------
Please complete the section                       Total Certificated
"Designation" if you wish to designate            Shares Tendered
the order (by certificate number) in
which you wish to tender your shares in           Total Shares Tendered
the event of proration. (l)(3)                    By Book-Entry

                                                  Total Shares Tendered
---------------------------------------------------------------------------------------------------------

(1)   Need not be completed if shares are delivered by book-entry transfer.
(2) If you desire to tender fewer than all shares evidenced by any certificates listed, please indicate in this column the number of shares you wish to tender. Otherwise, all shares evidenced by those certificates will be deemed to have been tendered. See instruction 4.
(3)   Completion of such section is optional. See instruction 9.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   DESIGNATION
--------------------------------------------------------------------------------
If you wish to designate the order (by certificate number) in which you wish to tender your shares in the event of proration, fill out the following box and keep a copy for your records (attach an additional signed list if necessary). You are not required to complete this box.
--------------------------------------------------------------------------------
  Order                            Certificate Number
--------------------------------------------------------------------------------
   1st
--------------------------------------------------------------------------------
   2nd
--------------------------------------------------------------------------------
   3rd
--------------------------------------------------------------------------------
   4th
--------------------------------------------------------------------------------
   5th
--------------------------------------------------------------------------------
   6th
--------------------------------------------------------------------------------
   7th
--------------------------------------------------------------------------------

When this letter of transmittal should be used:

      You should complete this letter of transmittal only if:

      o you are including with this letter of transmittal certificates representing the shares that you are tendering (or the certificates will be delivered pursuant to a notice of guaranteed delivery you have previously sent to the depositary); or

      o you are concurrently tendering shares by book-entry transfer to the account maintained by the depositary at The Depository Trust Company (the "book-entry transfer facility") pursuant to section 3 of the offer to purchase and you are not (1) using an agent's message (as defined in instruction 2 or (2) providing the acknowledgement required by the automated tender offer program.

      If you want to tender your shares into our offer but (1) your certificates are not immediately available, (2) you cannot deliver all documents required by this letter of transmittal to the depositary before our offer expires, or (3) you cannot comply with the procedure for book-entry transfer on a timely basis, you can still tender your shares if you comply with the guaranteed delivery procedure set forth in section 3 of the offer to purchase. See instruction 2.

--------------------------------------------------------------------------------

                Additional Information Regarding Tendered Shares

|_| Check here if any certificate evidencing the shares you are tendering with this letter of transmittal has been lost, stolen, destroyed or mutilated. If so, you must complete an affidavit of loss and return it with your letter of transmittal. A bond may be required to be posted by you to secure against the risk that the certificates may be recirculated. Please call EquiServe Trust Company, N.A., as the transfer agent for the shares, at (888) 756-1854 to obtain an affidavit of loss, for further instructions and for a determination as to whether you will need to post a bond. See instruction 14.

|_| Check here if tendered shares are being delivered by book-entry transfer made to an account maintained by the depositary with the book-entry transfer facility and complete the following (only financial institutions that are participants in the system of the book-entry transfer facility may deliver shares by book-entry transfer):

Name of Tendering Institution: _________________________________________________

Account Number: ________________________________________________________________

Transaction Code Number: _______________________________________________________

|_| Check here if tendered shares are being delivered pursuant to a notice of guaranteed delivery previously sent to the depositary and complete the following:

Name(s) of Registered Owner(s): ________________________________________________

Date of Execution of Notice of Guaranteed Delivery: ____________________________

Name of Institution which Guaranteed Delivery: _________________________________

Account Number: ________________________________________________________________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        Price At Which You Are Tendering
                               (See Instruction 5)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

Shares tendered at a price determined by you:

By checking one of the following boxes below instead of the box under "Shares tendered at a price determined pursuant to our offer," you are tendering shares at the price checked. This action would result in none of your shares being purchased if the purchase price selected by us for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.

         Price (in dollars) per share at which shares are being tendered

      |_| $3.75           |_| $4.00          |_| $4.25             |_| $4.50
      |_| $3.875          |_| $4.125         |_| $4.375

                                       OR

Shares tendered at a price determined pursuant to our offer:

|_| By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by ROHN in accordance with the terms of our offer. This action will maximize the chance of having ROHN purchase your shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $3.75.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    Odd Lots
                               (See Instruction 8)

Complete this section only if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares and are tendering all of your shares.

You either (check one box):

|_| are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

|_| are a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               Conditional Tender
                              (See Instruction 15)

You may condition your tender of shares on our purchasing a specified minimum number of your tendered shares, all as described in section 6 of the offer to purchase. Unless the minimum number of shares you indicate below is purchased by us in our offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

|_| The minimum number of shares that must be purchased, if any are purchased, is: ______________ shares.

If, because of proration, the minimum number of shares that you designated above will not be purchased, we may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

|_|   The tendered shares represent all shares held by me.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Special Payment Instructions
                        (See Instructions 1, 6, 7 and 10)

Complete this box only if you want certificate(s) for shares not tendered or not purchased and/or any check for the purchase price to be issued in the name of someone other than you, or if you want shares that you delivered by book-entry transfer facility other than the one designated earlier.

  Issue: |_| Check
         |_| Certificate

                                       to:

Name: _____________________________________________
                     (Please Print)

Address: __________________________________________

___________________________________________________
                   (Include Zip Code)

___________________________________________________
   (Tax Identification or Social Security Number)
             (See Substitute Form W-9)

|_| Credit shares delivered by book-entry transfer and not purchased to the account set forth below:

Account Number: ___________________________________
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Special Delivery Instructions
                        (See Instructions 1, 6, 7 and 10)

Complete this box only if you want certificate(s) for shares not tendered or not purchased and/or any check for the purchase price to be mailed or sent to someone other than you or to you at an address other than the one designated earlier.

Mail: |_| Check
      |_| Certificate

                                       to:

Name: _____________________________________________
                     (Please Print)

Address: __________________________________________

___________________________________________________
                   (Include Zip Code)

--------------------------------------------------------------------------------

We have no obligation, pursuant to the "Special Payment Instructions," to transfer any certificate for shares from the name of its registered holder(s), or to order the registration or transfer of any shares tendered by book-entry transfer, if we do not purchase any of the shares represented by such certificate or tendered by such book-entry transfer.

            NOTE: SIGNATURE MUST BE PROVIDED IN THE BOX BELOW LABELED
                       "IMPORTANT--STOCKHOLDERS SIGN HERE"
                       IF YOU WANT TO TENDER YOUR SHARES.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

To EquiServe Trust Company, N.A.:

      The undersigned hereby tenders to ROHN Industries, Inc., a Delaware corporation, the above-described shares of ROHN's common stock, $0.01 par value per share, at the price per share indicated in this letter of transmittal, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the offer to purchase, dated March 8, 2001, receipt of which is hereby acknowledged, and in this letter of transmittal which, as amended or supplemented from time to time, together constitute the offer.

      Subject to, and effective upon, acceptance for payment of the shares tendered in accordance with the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, the undersigned agrees to sell, assign and transfer to, or upon the order of, ROHN all right, title and interest in and to all shares tendered and orders the registration of all shares if tendered by book-entry transfer and irrevocably constitutes and appoints the depositary as the true and lawful agent and attorney-in-fact of the undersigned with respect to the shares with full knowledge that the depositary also acts as the agent of ROHN, with full power of substitution (the power of attorney being deemed to be an irrevocable power coupled with an interest), to:

      1. deliver certificate(s) representing the shares or transfer ownership of the shares on the account books maintained by the book-entry transfer facility, together, in either case, with all accompanying evidences of transfer and authenticity, to, or upon the order of, ROHN upon receipt by the depositary, as the undersigned's agent, of the purchase price with respect to the shares;

      2. present certificates for the shares for cancellation and transfer on ROHN's books; and

      3. receive all benefits and otherwise exercise all rights of beneficial ownership of the shares, subject to the next paragraph, all in accordance with the terms and subject to the conditions of the offer.

The undersigned covenants, represents and warrants to ROHN that:

      1. the undersigned has full power and authority to tender, sell, assign and transfer the shares tendered hereby and, when and to the extent accepted for payment, ROHN will acquire good, marketable and unencumbered title to the tendered shares, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer of the shares, and not subject to any adverse claims;

      2. the undersigned understands that tenders of shares pursuant to any one of the procedures described in section 3 of the offer to purchase and in the instructions to this letter of transmittal will constitute the undersigned's acceptance of the terms and conditions of the offer, including the undersigned's representation and warranty that (a) the undersigned has a "net long position," within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, in the shares or equivalent securities at least equal to the shares being tendered, and (b) the tender of shares complies with Rule 14e-4;

      3. the undersigned will, upon request, execute and deliver any additional documents deemed by the depositary or ROHN to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered; and

      4. the undersigned has read, understands and agrees to all of the terms of the offer.

      The undersigned understands that ROHN's acceptance of shares tendered pursuant to any one of the procedures described in section 3 of the offer to purchase and in the instructions to this letter of transmittal will constitute a binding agreement between the undersigned and ROHN upon the terms and subject to the conditions of the offer. The undersigned acknowledges that under no circumstances will ROHN pay interest on the purchase price, including, without limitation, by reason of any delay in making payment.

      The name(s) and address(es) of the registered holder(s) should be printed, if they are not already printed above, exactly as they appear on the certificates evidencing shares tendered. The certificate numbers, the number of shares evidenced by the certificates, the number of shares that the undersigned wishes to tender, and the price at which the shares are being tendered should be set forth in the appropriate boxes above.

      The undersigned understands that ROHN will determine a single per share price, not greater than $4.50 nor less than $3.75, that it will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering stockholders. ROHN will select the lowest purchase price that will allow it to buy 5,430,729 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the offer will be acquired at the same purchase price. All shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the "odd lot" priority, proration and conditional tender provisions described in the offer to purchase. Shares tendered at prices in excess of the purchase price that is selected by ROHN and shares not purchased because of proration or conditional tenders will be returned without expense to the stockholder.

      The undersigned recognizes that under the circumstances set forth in the offer to purchase ROHN may terminate or amend the offer; may postpone the acceptance for payment of, or the payment for, shares tendered; or may accept for payment fewer than all of the shares tendered. The undersigned understands that certificate(s) for any shares not tendered or not purchased will be returned to the undersigned at the address indicated above, unless otherwise indicated in the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" above. The undersigned acknowledges that ROHN has no obligation, pursuant to the "Special Payment Instructions" box, to transfer any certificate for shares from the name of its registered holder(s), or to order the registration or transfer of any shares tendered by book-entry transfer, if ROHN does not purchase any of the shares represented by such certificate or tendered by such book-entry transfer.

      The check for the aggregate net purchase price for the shares tendered and purchased will be issued to the order of the undersigned and mailed to the address indicated above, unless otherwise indicated in the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" above.

      All authority conferred or agreed to be conferred by this letter of transmittal will survive the death or incapacity of the undersigned, and any obligation of the undersigned will be binding on the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and legal representatives of the undersigned. Except as stated in the offer to purchase, this tender is irrevocable.

--------------------------------------------------------------------------------

                                    IMPORTANT

                             STOCKHOLDERS SIGN HERE
         (Please Complete and Return the Attached Substitute Form W-9.)

(Must be signed by the registered holder(s) exactly as such holder(s) name(s) appear(s) on certificate(s) for shares or on a security position listing or by person(s) authorized to become the registered holder(s) thereof by certificates and documents transmitted with this letter of transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see instruction 6.)

________________________________________________________________________________

________________________________________________________________________________
                           (Signature(s) of Owner(s))

Dated: __________, 2001

Name(s): _______________________________________________________________________

         _______________________________________________________________________
                                 (Please Print)

Capacity (full title): _________________________________________________________

Address: _______________________________________________________________________

________________________________________________________________________________
                               (Include Zip Code)

Daytime Area Code and Telephone Number: ________________________________________

Tax Identification or Social Security Number: __________________________________

                            (SEE SUBSTITUTE FORM W-9)

              Guarantee of Signature(s) (See Instructions 1 and 6)

Authorized Signature: __________________________________________________________

Name: __________________________________________________________________________
                                 (Please Print)

Title: _________________________________________________________________________

Name of Firm: __________________________________________________________________

Address: _______________________________________________________________________
                               (Include Zip Code)

Area Code and Telephone Number: ________________________________________________

Dated: __________, 2001
--------------------------------------------------------------------------------

                    [ILLEGIBLE] EquiServe Trust Company, N.A.
--------------------------------------------------------------------------------
SUBSTITUTE

Form W-9

Department of the Treasury Internal Revenue Service

Payer's Request for Taxpayer Number (TIN)

--------------------------------------------------------------------------------
Part I--TAXPAYER IDENTIFICATION NUMBER--FOR ALL ACCOUNTS, ENTER TAXPAYER IDENTIFICATION NUMBER IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.

Note: If the account is in more than one name, see the chart in the enclosed guidelines to determine which number to give the payer.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

________________________________________________________________________________
                             Social Security Number

                                       OR

________________________________________________________________________________
                         Employer Identification Number
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Part II--For payees exempt from backup withholding, please write "EXEMPT" here (see the enclosed guidelines):

________________________________________________________________________________

--------------------------------------------------------------------------------
Part III--Certification--UNDER PENALTIES OF PERJURY, I CERTIFY THAT (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding.
--------------------------------------------------------------------------------

Certification Instruction--You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting of interest of dividends on your tax return and you have not been notified by the IRS that you are no longer subject to backup withholding. (Also, see instructions in the enclosed guidelines.)


Signature: _____________________________________________________________________

Date: _____________________, 2001
--------------------------------------------------------------------------------

NOTE: Failure to complete and return this form may result in backup withholding of 31% of any payments made to you pursuant to the offer. Please review the enclosed guidelines for certification of taxpayer identification number on Substitute Form W-9 for additional details. You must complete the following certificate if you are awaiting (or will soon apply for) a taxpayer identification number.

--------------------------------------------------------------------------------
             Certificate of Awaiting Taxpayer Identification Number

I certify, under penalties of perjury, that a taxpayer identification number has not been issued to me, and that I mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office (or I intend to mail or deliver an application in the near future). I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 above (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), if I do not provide a taxpayer identification number to the depositary within sixty (60) days, the depositary is required to withhold 31% of all cash payments made to me thereafter until I provide a number.


Signature _________________________________  Date: _______________________, 2001

Name (Please Print) ____________________________________________________________

Address (Please Print) _________________________________________________________
--------------------------------------------------------------------------------

                                  INSTRUCTIONS

             Forming part of the terms and conditions of our offer.

1. Guarantee of Signatures. Depending on how the certificates for your shares are registered and to whom you want payments or deliveries made, you may need to have the signatures on this letter of transmittal guaranteed by an eligible guarantor institution. No signature guarantee is required if either:

      o this letter of transmittal is signed by the registered holder(s) of the shares tendered (which, for these purposes, includes any participant in the book-entry transfer facility whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder(s) appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" above; or

      o the shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

In all other cases, including if you have completed either the box entitled "Special Payment Instructions" or "Special Delivery Instructions" above, an eligible guarantor institution must guarantee all signatures on this letter of transmittal. You may also need to have any certificates you deliver endorsed or accompanied by a stock power, and the signatures on these documents also may need to be guaranteed. See instruction 6.

2. Delivery of Letter of Transmittal and Certificates; Guaranteed Delivery Procedures. For your shares to be properly tendered, either (1) or (2) below must happen:

      (1) The depositary must receive all of the following at its address above in this letter of transmittal before or on the date our offer expires:

      o one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in this instruction, and

      o one of (a) properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type described in this instruction 2 in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" described in this instruction 2, and

      o     any other documents required by this letter of transmittal.

      (2) You must comply with the guaranteed delivery procedure set forth below.

      Book-Entry Delivery. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Delivery of this letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

      Agent's Message. The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of this letter of transmittal and that we may enforce the agreement against them.

      Automated Tender Offer Program. Participants in the book-entry transfer facility may also tender their shares in accordance with the automated tender offer program to the extent it is available to them for the shares they wish to tender. A stockholder tendering through the automated tender offer program must expressly acknowledge that the stockholder has received and agrees to be bound by this letter of transmittal and that we may enforce the agreement against them.

      Guaranteed Delivery. If you wish to tender your shares but your share certificate(s) are not immediately available or cannot be delivered to the depositary before the offer expires, the procedure for book-entry transfer cannot be completed on a timely basis [ILLEGIBLE] if time will not permit all required documents to reach the depositary before the offer expires, your shares may still be tendered, if all of the following conditions are satisfied:

      o     the tender is made by or through an eligible guarantor institution;

      o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form provided with this letter of transmittal, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

      o all of the following are received by the depositary within three Nasadaq trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

            o one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in this instruction 2;

            o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type described in this instruction 2 in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" described in this instruction 2; and

            o     any other documents required by this letter of transmittal.

      The method of delivering all documents, including share certificates, this letter of transmittal and any other required documents, is at your election and risk. If delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

      Except as specifically permitted by section 6 of the offer to purchase, we will not accept any alternative, conditional or contingent tenders, nor will we purchase any fractional shares, except as expressly provided in the offer to purchase. All tendering stockholders, by execution of this letter of transmittal or a manually signed facsimile of this letter of transmittal, waive any right to receive any notice of the acceptance of their tender.

3. Inadequate Space. If the space provided in the box entitled "Description of Shares Tendered" above is inadequate, the certificate numbers and/or the number of shares should be listed on a separate signed schedule and attached to this letter of transmittal.

4. Partial Tenders and Unpurchased Shares. (This paragraph does not apply to stockholders who tender by book-entry transfer.) If fewer than all of the shares evidenced by any certificate are to be tendered, fill in the number of shares that are to be tendered in the column entitled "Number of Shares Tendered" in the box entitled "Description of Shares Tendered" above. In that case, if any tendered shares are purchased, a new certificate for the remainder of the shares (including any shares not purchased) evidenced by the old certificate(s) will be issued and sent to the registered holder(s), unless otherwise specified in either the box entitled "Special Payment Instructions" or "Special Delivery Instructions" in this letter of transmittal, as soon as practicable after the expiration date. Unless otherwise indicated, all shares represented by the certificate(s) set forth above and delivered to the depositary will be deemed to have been tendered.

      If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

5. Indication of Price at Which Shares Are Being Tendered. If you want to tender your shares you must properly complete the pricing section of this letter of transmittal, which is called "Price At Which You Are Tendering." You must check one box in the pricing section. If more than one box is checked or no box is checked, your shares will not be properly tendered. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. However, the same shares cannot be tendered at more than one price, unless previously and properly withdrawn as provided in section 4 of the offer to purchase.

6. Signatures on Letter of Transmittal [ILLEGIBLE] Stock Powers and
Endorsements.

      Exact Signature. If this letter of transmittal is signed by the registered holder(s) of the shares tendered, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) without any change whatsoever.

      Joint Holders. If the shares tendered are registered in the names of two or more joint holders, each holder must sign this letter of transmittal.

      Different Names on Certificates. If any tendered shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate letters of transmittal (or manually signed facsimiles) as there are different registrations of certificates.

      Endorsements. When this letter of transmittal is signed by the registered holder(s) of the shares tendered, no endorsements of certificates representing the shares or separate stock powers are required unless payment is to be made or the certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s). Signature(s) on the certificate(s) must be guaranteed by an eligible institution.

      If this letter of transmittal is signed by a person other than the registered holder(s) of the certificates listed, or if payment is to be made or certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificates, and the signatures on the certificates or stock powers must be guaranteed by an eligible institution. See instruction 1.

      Signatures of Fiduciaries. If this letter of transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, that person should so indicate when signing and must submit proper evidence satisfactory to us of his or her authority to so act.

7. Stock Transfer Taxes. Except as provided in this instruction 7, no stock transfer tax stamps or funds to cover tax stamps need accompany this letter of transmittal. We will pay any stock transfer taxes payable on the transfer to us of shares purchased pursuant to our offer. If, however,

      o payment of the purchase price is to be made to any person other than the registered holder(s);

      o shares not tendered or rejected for purchase are to be registered in the name(s) of any person(s) other than the registered holder(s); or

      o certificates representing tendered shares are registered in the name(s) of any person(s) other than the person(s) signing this letter of transmittal,

then the depositary will deduct from the purchase price the amount of any stock transfer taxes (whether imposed on the registered holder(s), other person(s) or otherwise) payable on account of the transfer to that person, unless satisfactory evidence of the payment of the taxes or any exemption therefrom is submitted.

8. Odd Lots. If we purchase fewer than all shares properly tendered and not properly withdrawn, the shares purchased first will consist of all shares properly tendered by any stockholder who owns, beneficially or of record, an aggregate of fewer than 100 shares and who tenders all of the holder's shares at or below the purchase price. This preference will not be available unless the section captioned "Odd Lots" is completed.

9. Order of Purchase in Event of Proration. As described in section 1 of the offer to purchase, stockholders can designate in the "Designation" box of this letter of transmittal the order in which they wish to have their shares purchased if, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased in the offer. The order of purchase may have an effect on the federal income tax treatment of the purchase price for the shares purchased. See sections 1 and 14 of the offer to purchase.

10. Special Payment and Delivery Instructions. If certificate(s) for shares not tendered or not purchased and/or check(s) are to be issued in the name of a person other than the signer of this letter of transmittal or if the certificates and/or checks are to be sent to someone other than the person signing this letter of transmittal or to the signer at a different address, the box entitled "Special Payment Instructions" and/or the box entitled "Special Delivery Instructions" on this letter of transmittal should be completed as applicable and signatures must be guaranteed as described in instruction 1.

11. Irregularities. All questions as [ILLEGIBLE] the number of shares to be accepted, the [ILLEGIBLE]ce to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by us in our sole discretion. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. Our interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. None of we, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any notice.

12. Questions and Requests for Assistance and Additional Copies. Questions and requests for additional copies of the offer to purchase, this letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth the back page of the offer to purchase and set forth below.

13. Substitute Form W-9 and Form W-8. To prevent backup federal income tax withholding equal to 31% of the gross payments payable pursuant to the offer, each stockholder who does not otherwise establish an exemption from backup withholding must notify the depositary of that stockholder's correct taxpayer identification number (or certify that that taxpayer is awaiting a taxpayer identification number) and provide various other information by completing, under penalties of perjury, the Substitute Form W-9 included in this letter of transmittal. Noncorporate foreign stockholders should generally complete and sign an appropriate Form W-8 and, in the case of some foreign entities, including various partnerships, trusts and estates, should generally also submit a complete and signed Form W-8 or Form W-9, as appropriate, with respect to its partners, members, beneficiaries or owners (and their beneficial owners), in order to avoid backup withholding. Copies of these forms may be obtained from the depositary. As more fully described below in instruction 14, in the case of a foreign stockholder, even if that stockholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable.

14. Withholding on Foreign Stockholders. The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder unless we and the depositary determine that (i) a reduced rate of withholding is available pursuant to a tax treaty or (ii) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of the source of the income or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN with respect to that foreign stockholder and, in the case of a foreign stockholder that is neither an individual nor a corporation, that foreign stockholder may be required to deliver both an IRS Form W-8IMY and an appropriate IRS Form W-8 or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of that foreign stockholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8ECI. We and the depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8IMY, IRS Form W-8BEN or IRS Form ECI) unless facts and circumstances indicate that reliance thereon is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if that stockholder meets the "complete redemption", "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in section 14 of the offer to purchase or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

15. Lost, Stolen, Destroyed or Mutil[ILLEGIBLE] Certificates. If your certificate for par[ILLEGIBLE] all of your shares has been lost, stolen, misplaced or destroyed, you should contact EquiServe Trust Company, N.A., the transfer agent for our shares, at (888) 756-1854 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with this letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact EquiServe Trust Company, N.A. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

16. Conditional Tenders. As described in section 6 of the offer to purchase, you may tender shares subject to the condition that all or a specified minimum number of your shares tendered pursuant to this letter of transmittal or a notice of guaranteed delivery must be purchased if any shares tendered are purchased.

      If you wish to make a conditional tender, you must indicate this in the box captioned "Conditional Tender" in this letter of transmittal or, if applicable, the notice of guaranteed delivery. In the box captioned "Conditional Tender" in this letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased.

      As discussed in section 6 of the offer to purchase, proration may affect whether we accept conditional tenders and may result in shares tendered pursuant to a conditional tender being deemed withdrawn if the minimum number of shares would not be purchased. If, because of proration, the minimum number of shares that you designate will not be purchased, we may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and check the box so indicating. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares.

      All tendered shares will be deemed unconditionally tendered unless the "Conditional Tender" box is completed.

      The conditional tender alternative is made available so that a stockholder may seek to structure our purchase of shares in our offer from the stockholder in a manner that the sale will be treated as a sale of those shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. If you are an odd lot holder and you tender all of your shares, you may not conditionally tender, since your shares will not be subject to proration. It is the tendering stockholder's responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale rather than dividend treatment. Each stockholder is urged to consult his or her own tax advisor.

                    The information agent for our offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005

                     Banks and Brokerage Firms Call Collect:
                                 (212) 269-5550

                           All Others Call Toll Free:
                                 (800) 714-3310

                      The dealer manager for our offer is:

                  Peter J. Solomon Securities Company Limited
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 508-1600

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 6, 2001, by and between ROHN Industries, Inc., a Delaware corporation (the "Company"), and UNR Asbestos-Disease Claims Trust (the "Trust").

            WHEREAS, the Company desires to purchase up to 12,222,222 shares of Common Stock, par value $0.01, of the Company (the "Shares"), constituting 23.1% of the outstanding Shares;

            WHEREAS, the Trust owns 29,348,051 Shares, constituting 55.6 % of the outstanding Shares;

            WHEREAS, the Company intends to commence a "modified Dutch Auction" tender offer to stockholders offering to purchase up to 5,430,729 Shares and inviting stockholders to tender Shares to the Company at a price not greater than $4.50 nor less than $3.50 per Share in cash, as specified by tendering stockholders, in all material respects on the terms of the draft Offer to Purchase (the "Offer to Purchase") on Schedule TO delivered to the Trust on the date hereof (the "Offer");

            WHEREAS, the Company desires to purchase from the Trust and the Trust desires to sell to the Company a pro rata number (based on its relative ownership of the Company) of the total Shares to be purchased by the Company at a purchase price equal to the purchase price paid to stockholders tendering into the Offer (the "Purchase Price") in cash, pursuant to this Agreement (the "Trust Purchase" and, together with the Offer, collectively the "Share Purchase");

            NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                         PURCHASE AND SALE OF THE SHARES

            Section 1.1. The Purchase. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 1.2, the Trust hereby agrees to sell, transfer and convey and assign to the Company, and the Company hereby agrees to purchase from the Trust, at a cash purchase price equal to that paid to stockholders pursuant to the Offer a number of shares (the "Purchased Trust Shares") equal to either,

            (a) if the Offer is fully subscribed or oversubscribed, 6,791,493 Shares (the "Full Subscription Amount"); or

            (b) if the Offer is undersubscribed, a number of Shares equal to the product of (i) the Full Subscription Amount multiplied by
                  (ii) the number of Shares

                                     EXHIBIT
                                        B
                  purchased in the Offer divided by the maximum number of Shares sought in the Offer.

            Section 1.2. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, in New York, New York on the eleventh business day after the termination of the Offer or, if later, on the day following full satisfaction or due waiver of all of the closing conditions set forth in Article 4 hereof (other than those to be satisfied by deliveries at the Closing). At the Closing, the Trust shall deliver to the Company stock certificates representing the Purchased Trust Shares to be purchased hereunder duly endorsed for transfer or accompanied by duly executed stock powers or forms of assignment; and the Company shall deliver to the Trust the amount to be paid for the Purchased Trust Shares by wire transfer of immediately available funds to one or more accounts designated by the Trust in writing to the Company prior to the Closing.

                                    ARTICLE 2
                                 REPRESENTATIONS

            Section 2.1. Representations of the Company. The Company hereby represents and warrants to the Trust that:

            (a) The Company is validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

            (b) The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

            (c) This Agreement has been duly executed and delivered by the Company and subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            Section 2.2. Representations of the Trust. The Trust hereby represents and warrants to the Company that:

            (a) The Trust has been duly formed and is validly existing as a trust under the laws of the State of Illinois pursuant to the UNR Asbestos-Disease Claims Trust Agreement dated February 23, 1990, as amended through June 30, 2000 (the "Trust Agreement") among UNR Industries, Inc., as reorganized pursuant to the Plan of Reorganization (as defined below) as Settlor, and John H. Laeri, Jr., Michael E. Levine, The Honorable James J. McMonagle, Charles W. Murdock and David S. Shrager, as Trustees, pursuant to the Consolidated Plan of Reorganization dated March 14, 1989 (the "Plan of Reorganization"), as confirmed by the order of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"). The Trust Agreement remains in full force and effect. The Trust has the power and authority to enter into this Agreement and, upon obtaining the approval of the sale of the Shares pursuant to this Agreement from the Bankruptcy Court (the "Bankruptcy Court Approval"), consummate the transactions contemplated hereby.

            (b) Except for Bankruptcy Court Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Trustees of the Trust, and no other trust proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

            (c) This Agreement has been duly and validly executed and delivered by the Trust and, subject to the Bankruptcy Court Approval and subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity, constitutes a valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms.

            (d) The Trust has good and valid title to its Shares, free and clear of any lien, pledge, security interest or other encumbrance whatsoever ("Liens") and upon payment for the Purchased Trust Shares in accordance with this Agreement, the Company will acquire good and valid title to the Purchased Trust Shares, free and clear of all Liens, restrictions, charges or adverse claims. The Trust will, upon request, execute and deliver any additional documents reasonably deemed by the Company to be necessary or desirable to complete the sale, transfer, conveyance and assignment of the Purchased Trust Shares. The Trust does not currently intend to sell, transfer, assign, pledge, distribute or otherwise dispose of any of the Shares beneficially owned by it on the date hereof, other than pursuant to this Agreement.

            (e) Other than in connection with the Bankruptcy Court Approval, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by the Trust of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Trust will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Trust under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument (including without limitation the Trust Agreement and the Plan of Reorganization) to which the Trust is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of the Trust to perform its obligations hereunder.

                                    ARTICLE 3
                                    COVENANTS

            Section 3.1. Offer; Agreement Not to Tender. (a) The Offer shall be for not more than 5,430,729 Shares at a purchase price of not greater than $4.50 nor less than $3.50 per Share and shall be in all material respects on the terms of the draft Tender Offer Statement on Schedule TO delivered to the Trust on the date hereof.

            (b) The Trust shall not tender any Shares in the Offer.

            (c) The Company shall not (i) accept for purchase or purchase more than 5,430,729 Shares in the Offer (including in connection with odd lot purchases), or (ii) pay more than $4.50 per Share, unless the Company and the Trust shall first have entered into a written agreement amending this Agreement with respect thereto.

            Section 3.2. Restrictions on Transfer, Proxies and Non-Interference. Until the completion of the Trust Purchase or the termination of this Agreement, the Trust shall not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Shares, (ii) grant any proxies, powers of attorney or other authorization or consent, deposit any Shares into an agreement with respect to any such Shares or (iii) take any action that would make any representation or warranty of the Trust contained herein untrue or incorrect or have the effect of preventing or disabling the Trust from performing its obligations under this Agreement.

            Section 3.3. Bankruptcy Court Approval. Promptly upon the announcement of the Offer, the Trust will use its best efforts to obtain Bankruptcy Court Approval of this Agreement and the transactions contemplated hereby on an expedited basis.

                                    ARTICLE 4
                           CONDITIONS OF THE AGREEMENT

            Section 4.1. Conditions to Obligation of the Trust. The obligations of the Trust to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) The representations and warranties of the Company set forth in
Section 2.1 shall be true and correct in all material respects at and as of the date of Closing;

            (b) The Trust shall have received Bankruptcy Court Approval of this Agreement and the transactions contemplated hereby;

            (c) There shall not have been instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the Share Purchase; and

            (d) There shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Share Repurchase, the Trust or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which would is likely to directly or indirectly result in any of the consequences referred to in paragraph (c) above.

            Section 4.2. Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (a) The representations and warranties of the Trust set forth in
Section 2.2 shall be true and correct in all material respects at and as of the date of the Closing;

            (b) Ten business days shall have elapsed since the termination of the Offer and the Company shall have paid for the Shares purchased thereunder;

            (c) The lenders under the Company's bank credit facility shall have made available sufficient funds to purchase the Purchased Trust Shares; and

            (d) There shall not have been instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the Share Purchase; and

            (e) There shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Share Repurchase, the Trust or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which would or is likely to directly or indirectly result in any of the consequences referred to in paragraph (d) above.

                                    ARTICLE 5
                                  MISCELLANEOUS

            Section 5.1. Termination. This Agreement will terminate if the Company does not commence the Offer within five business days of the date of this Agreement or the Offer expires or terminates without the Company accepting and purchasing any Shares thereunder. In addition, if the Closing has not occurred on or before the expiration of sixty days after the

Company's acceptance of and payment for Shares pursuant to the Offer by reason of the failure of any condition under Article 4 to be satisfied, which failure has occurred and is continuing, this Agreement may be terminated by written notice of either party. In the event of any termination pursuant to this Section 5.1, all obligations of the parties hereunder shall terminate without any liability of any party to the other (except for any liability of any party then in breach).

            Section 5.2. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

            Section 5.3 Assignment. No party may assign either this Agreement or any of such party's rights, interests or obligations hereunder without the prior written approval of the other party.

            Section 5.4. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

            Section 5.5. Facsimile Signatures. Delivery of a photocopy or transmission by telecopy of a signed signature page of this Agreement shall constitute delivery of such signed signature page.

            Section 5.6. Exclusive Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and any verbal or written communication between the parties prior to the adoption of this Agreement shall be deemed merged herein and of no further force or effect.

            IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.


                                         ROHN Industries, Inc.

                                         By:____________________________________
                                            Name:
                                            Title:


                                         UNR Asbestos-Disease Claims Trust

                                         By:____________________________________
                                            Name:
                                            Title:

                                                                 EOD MAR 14 2001

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

IN RE                              )
                                   )   In Proceedings for a Reorganization
UNR INDUSTRIES, INC., UNARCO       )   Under Chapter 11 of the Bankruptcy Code
INDUSTRIES, INC., UNR, INC.,       )
UNR-ROHN, INC. (Alabama),          )   Nos. 82 B 9841-9845,
UNR-ROHN, INC. (Indiana),          )        82 B 9847
JOBAL TUBE CO., INC., UNR          )        82 B 9849 and
PRODUCTS, INC., AND                )        82 B 9851
FOLDING CARRIER CORP.,             )
                                   )
             Debtors.              )   Judge Erwin I. Katz

                                     ORDER

      THIS CAUSE coming on to be heard on the motion of the Trustees, John R. Lari, Jr., Michael E. Levine and David Shrager of the UNR Asbestos-Disease Claims Trust for approval of a proposed sale of certain shares of common stock of ROHN Industries, Inc. and due and proper notice having been provided is required under the Bankruptcy Code and Bankruptcy Rules, the Court having been fully advised in the premises.

      IT HEREBY IS ORDERED:

      1.    The Motion is granted.

      2. The Trust be and hereby is authorized to enter into and to consummate the transaction detailed in Exhibit "B" to the Motion.

                                         ENTER:


March 14, 2001                                    /s/ Erwin I. Katz
                                         ---------------------------------------
                                         United States Bankruptcy Judge

               This is to certify that the written and attached document is a full, true and correct copy of the original thereof as the same appears on file in the office of the Clerk of the United States Bankruptcy Court for the Northern District of Illinois.

                                 WAYNE E. NELSON
                                 CLERK OF COURT

               By             M.A. Johnson
                   ---------------------------------
                              Deputy Clerk

               Dated          11 APR 2001
                     -------------------------------

                                                                EOD MAR - 9 2001

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

IN RE                              )
                                   )   In Proceedings for a Reorganization
UNR INDUSTRIES, INC., UNARCO       )   Under Chapter 11 of the Bankruptcy Code
INDUSTRIES, INC., UNR, INC.,       )
UNR-ROHN, INC. (Alabama),          )   Nos. 82 B 9841-9845,
UNR-ROHN, INC. (Indiana),          )        82 B 9847
JOBAL TUBE CO., INC., UNR          )        82 B 9849 and
PRODUCTS, INC., AND                )        82 B 9851
FOLDING CARRIER CORP.,             )
                                   )
             Debtors.              )   Judge Erwin I. Katz

                                NOTICE OF MOTION

TO:   SEE ATTACHED SERVICE LIST

      PLEASE TAKE NOTICE that on Wednesday, March 14, 2001 at 10:00 a.m., we shall appear before the Honorable Erwin I. Katz of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, in the courtroom usually occupied by him at the United States Courthouse, 219 South Dearborn, Chicago, Illinois and then and there present the Motion of the Trustees of the UNR Asbestos-Disease Claims Trust to Approve the Sale of a Portion of the Trust's Holdings of Rohn Industries, Inc., a copy of which is attached hereto and hereby are served upon you.

Dated: March 9, 2001                          UNR ASBESTOS-DISEASE CLAIMS TRUST
       Chicago, Illinois

                                              By:   /s/ Richard G. Smolev
                                                 -------------------------------
                                                    One of its attorneys

Richard G. Smolev (ARDC 2658187)
Kaye Scholer LLP
200 South Wacker Drive, Suite 3100
Chicago, Illinois 60606
Telephone: (312) 674-4905
Facsimile: (312) 674-4904

                                                           FILED
                                           IN THE UNITED STATES BANKRUPTCY COURT
                                               NORTHERN DISTRICT OF ILLINOIS
                                                        MAR 09 2001

                                                   WAYNE E. NELSON, CLERK
                                                        PS REP. - AR

               This is to certify that the written and attached document is a full, true and correct copy of the original thereof as the same appears on file in the office of the Clerk of the United States Bankruptcy Court for the Northern District of Illinois.

                                 WAYNE E. NELSON
                                 CLERK OF COURT

               By             M.A. Johnson
                   ---------------------------------
                              Deputy Clerk

               Dated          11 APR 2001
                     -------------------------------

                             CERTIFICATE OF SERVICE

      I, Richard G. Smolev, hereby certify that I served a copy of the foregoing Notice of Motion and Motion of the Trustees of the UNR Asbestos-Disease Claims Trust to Approve the Sale of a Portion of the Trust's Holdings of Rohn Industries, Inc. upon the parties on the attached Service List by messenger delivery and were indicated with an asterisk (*) by overnight delivery (for Saturday delivery) this 9th day of March, 2001.


                                                   /s/ Richard G. Smolev
                                                   -----------------------------
                                                       Richard G. Smolev

In Re UNR INDUSTRIES, el al.
Case No. 82 B 9841-9845, et al.

                                  SERVICE LIST

Winston & Strawn                             J.  William Cuncannan
35 East Wacker Drive                         DeFrees & Fiske
Chicago, Illinois 60601                      200 S. Michigan Avenue #1100
                                             Chicago, Illinois 60604

Timothy W. Kirk*                             Louis W. Levit
Rohn Industries, Inc.                        Ross & Hardies
6718 W. Plank Road                           150 N. Michigan Avenue #2500
Peoria, Illinois 61604                       Chicago, Illinois 60601

Pamela S. Hollis                             Karen Goodman
Hollis and Johnson                           Robert E. Nord
11 East Adams Street - #501                  Hinshaw & Culbertson
Chicago, Illinois 60603                      222 N. LaSalle Street #300
                                             Chicago, Illinois 60601

Malcolm M. Gaynor                            United States Trustee
Richard M. Bendix, Jr.                       227 West Monroe Street #3350
Schwartz Cooper Greenberger & Krauss         Chicago, Illinois 60606
180 N. LaSalle Street #2700
Chicago, Illinois 60601

Kevin Forde                                  James Walker*
Kevin Forde Ltd.                             James Walker, Ltd.
111 W. Washington Street #1100               207 W. Jefferson St., Suite 200
Chicago, Illinois 60602                      Bloomington, Illinois 61701

James Newbold                                Burke & Burke
Revenue Litigation Division                  Two First National Plaza #2200
100 West Randolph Street -- 13th Floor       Chicago, Illinois 60603
Chicago, Illinois 60601

David F. Heroy                               Peter Pantaleo*
Neal, Gerber & Eisenberg                     O'Melveny & Myers
Two North LaSalle Street #2200               153 East 53rd Street
Chicago, Illinois 60603                      New York, New York 10022

Robert N. Grant                            The Maritime Asbestosis Legal Clinic*
Sonnenschein Nath & Rosenthal              1570 Penobscot Building
8000 Sears Tower                           Detroit, Michigan 48226
233 South Wacker Drive
Chicago, Illinois 60606

Mary Jane Bowes*                           Ted R. Jadwin
Burns White & Hickton                      D'Ancona & Pflaum
2400 Fifth Avenue Place                    30 North LaSalle Street #2900
120 Fifth Avenue                           Chicago, Illinois 60602
Pittsburgh, PA 15222-3001

Holleb & Coff                              Susan Getzendanner
55 East Monroe Street #4000                Skadden Arps Slate Meagher & Flom
Chicago, Illinois 60603-5896               333 W. Wacker Drive #2100
                                           Chicago, Illinois 60606

Thomas J. Bieke                            Keith J. Shapiro
Vice President - Commercial Banking        Greenberg Traurig
LaSalle National Bank                      227 West Monroe Street #3500
120 South LaSalle Street                   Chicago, Illinois 60606
Chicago, Illinois 60603

Michael Schneider*
Kramer Levin Nessen Kamin & Frankel
919 Third Avenue
New York, New York 10022